ASSET
PURCHASE AND SALE AGREEMENT
by and between

CHAPARRAL ENERGY, L.L.C.
(Seller)

and

SCOUT ENERGY GROUP I, LP
(Purchaser)

dated April 3, 2014

TABLE OF CONTENTS

1.	PURCHASE AND SALE 1

1.1	Agreement to Sell and Purchase 1

1.2	Assets 1

1.3	Effective Date 3

1.4	Gauging and Strapping 3

1.5	Records 4

1.6	Excluded Assets 4

2.	SALE AND PURCHASE 5

2.1	Purchase and Sale 5

2.2	Purchase Price 5

2.3	Performance Deposit 5

2.4	Determination of Adjusted Purchase Price 6

2.5	Payment of Adjusted Purchase Price 7

2.6	Tax Purchase Price Allocations 7

3.	TITLE MATTERS 8

3.1	Access to Records and Assets 8

3.2	Definitions 8

3.3	Notice of Title Defect 11

3.4	Remedies for Title Defects 11

3.5	Procedure for Resolving Title Defects 11

3.6	Value of Defects 12

3.7	Interest Additions 13

3.8	Right to Terminate Agreement 14

3.9	Expert Determination 14

3.10	Preferential Purchase Rights and Consents to Assign 15

4.	CASUALTY LOSS 16

4.1	Casualty Loss 16

5.	ENVIRONMENTAL CONDITION 16

5.1	Physical Condition of the Assets 16

5.2	Environmental Assessment 17

5.3	Environmental Defect Notice 18

5.4	Remedies for Environmental Defects 18

5.5	Procedure for Resolving Environmental Defects 18

5.6	Definitions 19

6.	REPRESENTATIONS OF SELLER 20

6.1	Disclaimers, Waivers and Agreements of the Parties 20

6.2	Representations and Warranties 21

6.3	Knowledge 25

7.	REPRESENTATIONS OF PURCHASER 25

7.1	Representations and Warranties 25

7.2	Knowledge 27

8.	PRE-CLOSING OBLIGATIONS OF SELLER 27

8.1	Operations 27

8.2	Contracts 28

8.3	Compensation of Seller 28

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8.4	Permissions 28

8.5	Defaults 28

8.6	Operatorship28

8.7	Geological and Geophysical Information 29

8.8	Letters-in-Lieu; Assignments 29

9.	PRE-CLOSING OBLIGATIONS OF PURCHASER 29

9.1	Return of Data 29

9.2	Efforts 29

10.	CONDITIONS OF SELLER TO CLOSING 29

10.1	Representations 29

10.2	Performance 30

10.3	Governmental Consents 30

10.4	Pending Matters 30

10.5	Delivery of Items 30

11.	CONDITIONS OF PURCHASER TO CLOSING 30

11.1	Representations 30

11.2	Performance 30

11.3	Governmental Consents 30

11.4	Pending Matters 30

11.5	Delivery of Items 31

12.	CLOSING 31

12.1	Time and Place of the Closing 31

12.2	Change of the Closing Date 31

12.3	Calculation of Adjusted Purchase Price 31

12.4	Failure to Close 31

12.5	Closing Obligations 31

12.6	Conveyance 32

13.	POST-CLOSING OBLIGATIONS 33

13.1	Post-Closing Adjustments 33

13.2	Receipts and Credits 34

13.3	Assumption and Indemnification 35

13.4	Disclaimers 36

13.5	Method of Asserting Claims 36

13.6	Payment 38

13.7	Recording 38

13.8	Cooperation and Further Assurances 38

14.	TERMINATION 38

14.1	Right of Termination 38

14.2	Effect of Termination 38

14.3	Availability of Specific Performance 39

15.	TAXES 39

15.1	Apportionment of Ad Valorem and Property Taxes 39

15.2	Taxes Paid for Others 40

15.3	Sales Taxes 40

15.4	Other Taxes 40

15.5	Cooperation 40

16.	MISCELLANEOUS 40

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16.1	Entire Agreement 40

16.2	Waiver 41

16.3	Headings 41

16.4	Assignment 41

16.5	No Third Party Beneficiaries 41

16.6	Governing Law 41

16.7	Notices 41

16.8	Execution in Counterparts 42

16.9	Expenses 42

16.10	Confidentiality 42

16.11	Exhibits and Schedules 43

16.12	Publicity 43

16.13	Use of Seller’s Names 43

16.14	Severability43

16.15	Affiliate 43

16.16	Survival; Certain Limitations 43

16.17	Attorney’s Fees 44

16.18	Certain Limitations 44

16.19	Exchange 45

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Exhibits
Exhibit A    -    Leases

Exhibit B    -    Wells/WI/NRI/Allocated Values

Exhibit C    -    General Assignment

Exhibit D     -    Special Warranty Deed

Schedules

Schedule 3.2.2(ix)-	Liens for Taxes

Schedule 3.10.1-	Preferential Purchase Rights; Required Consents to Assignment

Schedule 6.2.6-	Pending Claims and Litigation

Schedule 6.2.7-	Violations of Law
Schedule 6.2.10-    Production Sales Contracts
Schedule 6.2.12-    Wells and Equipment
Schedule 6.2.13-    Outstanding Capital Commitments
Schedule 6.2.15-    Gas Imbalances
Schedule 6.2.16-    Material Contracts

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Glossary of Terms
“AAA” has the meaning given to it in Section 13.1.2 of the Agreement.
“Adjusted Purchase Price” has the meaning given to it in Section 2.4 of the Agreement.
“Affiliate” has the meaning given to it in Section 16.15 of the Agreement.
“Aggregate Title Deductible” has the meaning given to it in Section 3.5.2 of the Agreement.
“Aggregate Environmental Deductible” has the meaning given to it in Section 5.5.2 of the Agreement.
“Agreement” has the meaning given to it in the introductory paragraph of this Agreement.
“Allocated Value” has the meaning given to it in Section 3.2.7 of the Agreement.
“Applicable Laws” has the meaning given to it in Section 5.6.1 of the Agreement.
“Assets” has the meaning given to it in Section 1.2 of the Agreement.
“Assumed Obligations” has the meaning given to it in Section 13.3.1 of the Agreement.
“Casualty Loss” has the meaning given to it in Section 4.1 of the Agreement.
“CERCLA” is defined in Section 5.6.3 of the Agreement.
“Claim Notice” has the meaning given to it in Section 13.5.1 of the Agreement.
“Closing” has the meaning given to it in Section 12.1 of the Agreement.
“Closing Adjustment Statement” has the meaning given to it in Section 12.3 of the Agreement.
“Closing Date” has the meaning given to it in Section 12.1 of the Agreement.
“Confidentiality Agreement” has the meaning given to it in Section 16.1 of the Agreement.
“Control,” “controlled by” and “under common control with” have the meanings given to them in Section 16.15 of the Agreement.
“Costs” has the meaning given to it in Section 3.1 of the Agreement.
“Decision Notice” has the meaning given to it in Section 3.9.2 of the Agreement.
“Defect Expert” has the meaning given to it in Section 3.9.1 of the Agreement.
“Due Diligence Period” has the meaning given to it in Section 3.3 of the Agreement.
“Effective Date” has the meaning given to it in Section 1.3 of the Agreement.
“Environmental Defect” has the meaning given to it in Section 5.6.2 of the Agreement.

“Environmental Defect Adjustment” has the meaning given to it in Section 5.4 of the Agreement.
“Environmental Defect Notice” has the meaning given to it in Section 5.3 of the Agreement.
“Environmental Laws” has the meaning given to it in Section 5.6.3 of the Agreement.
“Environmental Obligations” has the meaning given to it in Section 13.3.1 of the Agreement.
“Existing Contracts” has the meaning given to it in Section 1.2.3 of the Agreement.
“Final Settlement Date” has the meaning given to it in Section 13.1.3 of the Agreement.
“Form 8594” has the meaning given to it in Section 2.6 of the Agreement.
“General Assignment” has the meaning given to it in Section 12.5.1 of the Agreement.
“Good and Defensible Title” has the meaning given to it in Section 3.2.1 of the Agreement.
“Governmental Body” has the meaning given to it in Section 5.6.4 of the Agreement.
“Hydrocarbon Interests” has the meaning given to it in Section 1.2.1 of the Agreement.
“Hydrocarbons” has the meaning given to it in Section 1.2.2 of the Agreement.
“Indemnified Party” and “Indemnifying Party” have the meanings given to them in Section 13.5.1 of the Agreement.
“Individual Environmental Defect Threshold” has the meaning given to it in Section 5.6.5 of the Agreement.
“Individual Title Defect Threshold” has the meaning given to it in Section 3.2.4 of the Agreement.
“Interest Addition,” “Interest Addition Notice,” “Interest Addition Payment”, “Interest Addition Rejection Notice,” “Interest Addition Threshold,” and “Interest Addition Value” have the meanings given to them in Section 3.7 of the Agreement.
“Interim Period” has the meaning given to it in Section 8.1 of the Agreement.
“IRC” and “Code” have the meanings given to them in Section 2.6 of the Agreement.
“Material Contracts” has the meaning given to it in Section 6.2.16 of the Agreement.
“Net Revenue Interest” has the meaning given to it in Section 3.2.1 of the Agreement.
“NORM” has the meaning given to it in Section 5.1 of the Agreement.
“Notice Period” has the meaning given to it in Section 13.5.1 of the Agreement.
“Operations Period” has the meaning given to it in Section 8.3 of the Agreement.
“OSHA” has the meaning given to it in Section 5.6.3 of the Agreement.

“Party” and “Parties” have the meanings given to them in the introductory paragraph of the Agreement.
“Performance Deposit” has the meaning given to it in Section 2.3 of the Agreement.
“Permitted Encumbrances” has the meaning given to it in Section 3.2.2 of the Agreement.
“Personal Property” has the meaning given to it in Section 1.2.5 of the Agreement.
“Plugging and Abandonment” has the meaning given to it in Section 13.3.1 of the Agreement.
“Post-Closing Adjustment Statement” has the meaning given to it in Section 13.1.1 of the Agreement.
“Preference Right” has the meaning given to it in Section 3.10.2 of the Agreement.
“Preliminary Amount” has the meaning given to it in Section 2.5 of the Agreement.
“Properties” and “Property” have the meaning given to them in Section 1.2.1 of the Agreement.
“Property Taxes” has the meaning given to it in Section 15.1 of the Agreement.
“Purchase Price” has the meaning given to it in Section 2.2 of the Agreement.
“Purchaser” has the meaning given to it in the introductory paragraph of this Agreement.
“Purchaser Group” has the meaning given to it in Section 5.2.2 of the Agreement.
“Purchaser’s Environmental Assessment” and “Purchaser’s Environmental Consultant” have the meanings given to them in Section 5.2.1 of the Agreement.
“RCRA” is defined in Section 5.6.3 of the Agreement.
“Records” has the meaning given to it in Section 1.2.7 of the Agreement.
“Rejection Notice” has the meaning given to it in Section 3.5.1 of the Agreement.
“Remediation” has the meaning given to it in Section 5.6.6 of the Agreement.
“Remediation Amount” has the meaning given to it in Section 5.6.7 of the Agreement.
“Retained Obligations” is defined in Section 13.3.3 of the Agreement.
“SARA” is defined in Section 5.6.3 of the Agreement.
“Seller” has the meanings given to them in the introductory paragraph of this Agreement.
“Seller Group” has the meaning given to it in Section 3.1 of the Agreement.
“Title Defect” has the meaning given to it in Section 3.2.3 of the Agreement.
“Title Defect Adjustment” has the meaning given to it in Section 3.4 of the Agreement.

“Title Defect Amount” has the meaning given to it in Section 3.2.6 of the Agreement.
“Title Defect Notice” has the meaning given to it in Section 3.3 of the Agreement.
“Title Defect Property” has the meaning given to it in Section 3.2.5 of the Agreement.
”Wells” has the meaning given to it in Section 1.2.5 of the Agreement.
“Working Interest” has the meaning given to it in Section 3.2.1 of the Agreement.

As used in this Agreement, the word “includes” and its derivatives means “includes, but is not limited to,” and corresponding derivative expressions.

ASSET PURCHASE AND SALE AGREEMENT
This Asset Purchase and Sale Agreement (this “Agreement”) is made and entered into this 3rd day of April, 2014, by and between Chaparral Energy, L.L.C., an Oklahoma limited liability company, (the “Seller”), having as its address 701 Cedar Lake Boulevard, Oklahoma City, Oklahoma 73114, and Scout Energy Group I, LP, a Texas limited partnership, having as its address 14400 Midway Road, Dallas, Texas 75244 (“Purchaser”). Seller and Purchaser are sometimes collectively referred to in this Agreement as the “Parties”, or individually as a “Party”.
W I T N E S S E T H:
WHEREAS, Seller is the owner of the Assets (as defined below); and
WHEREAS, Seller is willing to sell and deliver to Purchaser, and Purchaser is willing to purchase and receive from Seller, the Assets upon the terms and conditions set forth in this Agreement.
NOW, THEREFORE, for and in consideration of the mutual promises of the Parties contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1. PURCHASE AND SALE

1.1
Agreement to Sell and Purchase. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase and receive, and Seller agrees to sell, assign, transfer, convey, and deliver, the Assets, as of the Effective Date (as defined below).

1.2	Assets. The term “Assets” as used herein shall mean, subject to the provisions of Section 1.6, all of Seller’s right, title and interest in and to the following:
1.2.1
All mineral interests, royalty interests, oil, gas and mineral leases, leasehold interests, overriding royalty interests, net profits interests, production payments, operating rights, carried interests, reversionary interests, conversion rights and options, and other similar interests of whatever kind or character, whether legal or equitable, vested or contingent (collectively, “Hydrocarbon Interests”), which authorize or relate to the exploration for and production of Hydrocarbons in and under, or the right to share in production or the proceeds of production of Hydrocarbons produced from, the lands described in Exhibit A attached hereto, including, without limitation, those Hydrocarbon Interests described in Exhibit A and other Hydrocarbon Interests covering lands pooled, unitized or communitized with the lands described in Exhibit A. All such Hydrocarbon Interests described in this Section 1.2.1 are hereinafter collectively called the “Properties” and singularly a “Property.”

1.2.2
All crude oil, natural gas, condensate, distillate, natural gasoline, natural gas liquids, plant products, refined petroleum products, other liquid or gaseous hydrocarbons (including, without limitation, coalbed methane), sulphur, other gases (including, without limitation, hydrogen and carbon dioxide), and every other mineral or substance, or any of them, the right to explore for which, or an interest in which, is granted pursuant to the Properties (collectively “Hydrocarbons”) (i) produced from or allocable to the interests of Seller in the Properties and existing in pipelines, storage tanks, or other processing or storage facilities upstream of the delivery points to the relevant purchasers on the Effective Date, and (ii) produced from or allocable to such interests of Seller on and after the Effective Date.

1.2.3
To the extent assignable, any and all surface leases and all fee interests owned by Seller to the surface of tracts covered by the Hydrocarbon Interests or otherwise related to the operation of the Wells or the Assets; rights-of-way and easements; operating agreements; consulting agreements; exploration agreements; Hydrocarbon purchase, sales, exchange, processing, gathering, storage, treatment, compression, transportation and balancing agreements; farmout and farmin agreements; options; joint venture agreements; participation agreements; dry hole, bottom hole, acreage contribution, purchase and acquisition agreements; area of mutual interest agreements; salt water injection and disposal agreements; service contracts; unitization, communitization or pooling agreements; permits; licenses; servitudes; and all other similar contracts and agreements and any amendments thereto relating to the Properties (collectively, the “Existing Contracts”); provided, however, that where an Existing Contract covers and relates to the Properties and to other properties, rights or interests owned by Seller, the term Existing Contract shall be limited to such rights thereunder that relate exclusively to the Properties.

1.2.4
All valid unitization and pooling agreements and/or orders in effect with respect to the Properties, including, without limitation, all units formed under orders, rules, regulations, or other official acts of any Governmental Body having jurisdiction, voluntary unitization agreements, designations and/or declarations, and so-called “working interest units” created under operating agreements or otherwise relating to the Properties.

1.2.5
All (i) surface and subsurface machinery, equipment, platforms, facilities, supplies and other personal property and fixtures of whatsoever kind or nature now or hereafter located on or under any of the Properties and which relate to or are useful for the production, treatment, storage, disposal or transportation of Hydrocarbons or water produced from the Properties, (ii) all oil wells, gas wells, water wells, salt water disposal wells, injection wells, plugged and abandoned or temporarily abandoned wells located on the Properties or used or operated exclusively in connection with the operation of the Properties (collectively, the “Wells”), including, without limitation, the Wells listed on Exhibit B attached hereto (where the context reasonably requires, for example, in the definition of the term “Good and Defensible Title” in Section 3.2.1, the term “Wells” shall also be deemed to include wells to be drilled at the proved undeveloped, probable and possible locations specified in Exhibit “B”), and (iii) all wellhead equipment, casing, tubing, rods, pumping units and engines, christmas trees, derricks, separators, compressors, dehydration units, heater-treaters, boilers, valves, gauges, meters, pumps, generators, motors, gun barrels, flow lines, tanks and tank batteries, water lines, gas lines, gas processing plants and other plants, gathering lines, laterals and trunklines, gas systems (for gathering, treating and compression), chemicals, solutions, water systems (for treating, disposal and/or injection), power plants, poles, lines, transformers, starters, controllers, machine shops, tools, storage yards and equipment stored therein, buildings and camps, telegraph, telephone and other communication systems, loading docks, loading racks and shipping facilities, equipment and facilities, and any and all additions, accessions to, substitutions and replacements of any of the foregoing, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto, located on or used exclusively in connection with the operation of the Properties (all such machinery, equipment, platforms, facilities, supplies and other property, excluding, however, the Wells, being collectively called the “Personal Property”).

1.2.6
All rights and obligations with respect to Hydrocarbon overproduction and underproduction from the Properties, including, without limitation, the right and obligation to balance in kind or by cash payment.

1.2.7
All of the applicable files, records and data directly relating to the items described in Sections 1.2.1 through 1.2.6 (but including only copies of the hereinafter described tax and accounting records), including, without limitation, joint interest billings, check receipts and third party disbursement records, copies of records relating to Property Taxes and severance, sales, excise, and other production-related taxes, legal files, land and lease files, title records, division order records, contracts, geological, geophysical and seismic data, and except where the transfer or disclosure of such data and records is restricted by agreement with third parties or excluded by the terms of this Agreement (as more fully set forth in Sections 1.6 and 8.8), production records, electric logs, core data, pressure data and decline curves and graphical production curves, and all related matters in the possession of Seller (collectively the “Records”); provided, however, that Seller has the rights with respect to such Records as provided in Section 1.5 below.

1.3
Effective Date. Ownership of the Assets shall be transferred from Seller to Purchaser at the Closing (as defined below), but shall be effective as provided in Section 2.4 below as of 7:00 a.m. (local time where the Assets are located) on March 1, 2014 (the “Effective Date”). Except as may be otherwise specifically provided herein, Seller shall be entitled to any amounts realized from and accruing to the Assets (including contract rights, gas contract settlements, take-or-pay claims, and other claims and causes of action) for all periods prior to the Effective Date and, except as expressly assumed by Purchaser hereunder, shall be liable for the payment of all expenditures relating to the Assets and attributable to all periods prior to the Effective Date. Except as may be otherwise specifically provided herein, Purchaser shall be entitled to any amounts realized from and accruing to the Assets for all periods on and after the Effective Date, and shall be liable for the payment of all expenses relating to the Assets and attributable to all periods on and after the Effective Date.

1.4
Gauging and Strapping. Seller has caused the oil storage facilities on or utilized in connection with the Properties to be gauged or strapped as of the Effective Date for those Properties for which Seller serves as operator. Seller also has caused the gas production meter charts (or if such do not exist, the sales meter charts) on the pipelines transporting gas production from the Assets to be read as of the Effective Date for those Properties for which Seller serves as operator. Prior to the Closing, Purchaser, upon request, shall be provided with access to the records of the gauging, strapping or chart reading for the purpose of verifying such records. For those Properties not operated by a Seller, applicable state regulatory agency production reports or records shall be used to determine the amount of oil in storage or gas existing in the pipeline as of the Effective Date. If such state records or reports are not available or sufficient, Seller’s reasonable estimate based on historical data shall be used.

1.5
Records.  Seller shall deliver to Purchaser, within thirty (30) days after the Closing or such later time as Purchaser may request, but in no event later than three (3) months after the Closing, all Records. Seller shall have the right to make and retain such copies of the Records as Seller may desire prior to the delivery of the Records to Purchaser. Purchaser, for a period of seven (7) years after the Closing, shall further make available to Seller (at the location of such Records in Purchaser’s organization) access to the Records during normal business hours, upon written request of Seller, and Seller shall have the right to copy at its own expense and retain such copies of the Records. If, however, Purchaser elects to destroy any of the Records, either before or after the expiration of such seven (7) year period, Purchaser shall give to Seller written notice of such intent at least thirty (30) days prior to such destruction, and Seller shall have the option, at its expense, of having such Records delivered to them. This obligation shall be an obligation running with the land, and Purchaser shall include the obligations set forth in this Section 1.5 as an obligation of any subsequent purchaser of any of the Properties in the applicable purchase and sale agreement with, and/or assignment to, such subsequent purchaser. Purchaser shall have no recourse or claim against Seller and shall hold Seller harmless from and against any claim of whatsoever nature as the result of the Records furnished to Purchaser by Seller.

1.6
Excluded Assets. Seller excepts, reserves, and retains to itself the following rights, properties and assets: (i) all corporate, financial, legal, and tax records of Seller, including, without limitation, all documents protected by the attorney-client privilege (other than title opinions); (ii) all deposits, cash, checks, cash equivalents and funds attributable to the Assets for the period prior to the Effective Date; (iii) all rights, interests, and claims that any Seller may have under any policy of insurance or indemnity, surety bond, or any insurance or condemnation proceeds or recoveries from third persons relating to property damage or Casualty Loss affecting the Assets occurring prior to the Effective Date; (iv) all claims, whether in contract, in tort, or arising by operation of law, and whether asserted or unasserted as of the Closing Date, that any Seller may have against any person arising out of acts, omissions, or events, or injury to or death of persons or loss or destruction of or damage to property, relating in any way to, the Assets that occurred prior to the Effective Date; provided, that the foregoing shall not apply to any such claims, with the exception of accounts receivable, attributable or related to, or in connection with, any Assumed Obligations; provided further, that no such claim may be settled, compromised, or otherwise resolved in a manner that results in an obligation borne by Purchaser or the Assets; (v) all exchange traded futures contracts and over-the-counter derivative contracts of Seller as to which Seller has an open position as of the Effective Date; (vi) any and all rights to use Seller’s names, marks, trade dress or insignia, or to use the name of Seller, and all of Seller’s intellectual property, including, without limitation, proprietary or licensed computer software; patents; trade secrets; copyrights; geological and geophysical information and data (including, without limitation, conventional 2-D and 3-D seismic data) licensed from third persons, and Seller’s proprietary interpretations thereof; economic analyses; and pricing forecasts; (vii) all amounts due or payable to Seller as adjustments to insurance premiums related to the Assets for periods prior to the Effective Date; (viii) all claims of Seller for any tax refunds and loss carry-forwards and carry-backs with respect to any taxes relating to the Assets for periods prior to the Effective Date; (ix) all audit rights and all amounts due or payable to Seller as refunds, adjustments, or settlements of disputes arising under the Properties or the Existing Contracts for periods prior to the Effective Date; (x) all inventories of pipe, equipment and other Personal Property; (xi) all rights, titles, and interests of Seller in and to all tools, equipment and similar personal property temporarily located on the Leases or the Land; (xii) all cars, trucks, trailers, backhoes, graders and other similar rolling stock and equipment; and (xiii) all other interests, rights, property, and assets of Seller not located on or used in connection with the Assets or otherwise specifically included in the definition of the Assets.

2. SALE AND PURCHASE

2.1
Purchase and Sale. At the Closing, Seller shall sell, assign, transfer, and convey to Purchaser, and Purchaser shall purchase and pay for, the Assets, and Purchaser shall also assume the Assumed Obligations as set forth in Section 13.3.1.

2.2
Purchase Price. The purchase price to be paid by Purchaser to Seller with respect to the Assets shall be Twenty Five Million One Hundred Fifty Thousand Dollars U.S. ($25,150,000.00) (the “Purchase Price”), subject to the adjustments provided in Section 2.4. The amount of the Purchase Price has been agreed to taking into account, among other factors, the perceived value of the Assets and Purchaser’s assumption of the Assumed Obligations as set forth in Section 13.3.1.

2.3
Performance Deposit. As evidence of good faith intentions to consummate the transactions contemplated hereby, contemporaneously with the execution of this Agreement, Purchaser has tendered to Seller a cash performance deposit in the amount of ten percent (10%) of the Purchase Price, said amount being Two Million Five Hundred Fifteen Thousand Dollars U.S. ($2,515,000.00) (the “Performance Deposit”). If this Agreement is terminated by Seller pursuant to Section 14.1.2, Seller may elect to retain the Performance Deposit as liquidated damages representing Seller’s sole remedy for Purchaser’s failure to consummate the transaction contemplated herein (without waiving any indemnification obligation of Purchaser), or may specifically enforce the terms and provisions of this Agreement in accordance with the provisions of Section 14.3. The Parties agree that the Performance Deposit is a reasonable sum considering all the circumstances existing on the date of this Agreement, including the relationship of the sum to the range of harm to Seller that reasonably could be anticipated and the anticipation that proof of actual damages would be costly or inconvenient. If this Agreement is terminated pursuant to Section 14.1.1 or Section 14.1.4, the Performance Deposit shall be returned to Purchaser as Purchaser’s sole remedy; if this Agreement is terminated pursuant to Section 14.1.3, Purchaser may enforce specifically the terms and provisions of this Agreement in accordance with the provisions of Section 14.3, this being in addition to any other remedy to which the Purchaser is entitled pursuant to this Agreement or at law or in equity, not to exceed the amount of the Performance Deposit. In the event the transactions contemplated herein close, the Performance Deposit shall be retained by Seller and credited against the Purchase Price payable by Purchaser hereunder.

2.4
Determination of Adjusted Purchase Price. The net purchase price for the Assets (the “Adjusted Purchase Price”) shall be determined as follows (with the following adjustments being made so as not to give any duplicative effect):

2.4.1	The Purchase Price;
2.4.2
Plus the amount of the value of all merchantable Hydrocarbons produced from or allocable to the Properties existing in pipelines, storage tanks above the pipeline connection, or other processing or storage facilities (including, without limitation, unsold inventories of plant products owned by Seller, if any) upstream of the delivery points to the relevant purchasers as of the Effective Date, the value to be based on the contract price applicable to such Hydrocarbons in effect as of the Effective Date (or the market value, if there is no contract price, in effect as of the Effective Date), less amounts payable as severance taxes, royalties, overriding royalties, and other similar burdens upon such Hydrocarbons;

2.4.3
Plus the amount of all costs and expenses incurred by Seller on or in connection with the ownership or operation of the Assets which are attributable to periods on and after the Effective Date, including, without limitation: rentals, shut-in well payments, and other lease maintenance payments; capital costs not otherwise prohibited by the terms of this Agreement (including, without limitation, drilling costs, completion costs, acreage expenditures, acquisition expenditures, seismic expenditures, and waterflood expenditures); operating costs (including direct costs chargeable under applicable operating agreements or otherwise and consistent with the standards established by COPAS and Seller charges and overhead reimbursements authorized pursuant to Section 8.3;

2.4.4
Plus the amount of all accounts receivable accruing on or after the Effective Date which, as of the Closing Date, have been perfected by an operator’s lien relating to the Properties but which remain uncollected as of the Closing Date;

2.4.5	Plus an amount equal to upward adjustment for Interest Additions determined in accordance with Section 3.7;
2.4.6
Plus the total amount of any Property Taxes (as defined below) paid by Seller, for its or other’s account, relating to the Assets and attributable to any period of time on and after the Effective Date, as further provided for in Sections 15.1 and 15.2 and to the extent same are not included under Section 2.4.3 above;

2.4.7
Less the amount of the actual proceeds received by Seller in the ordinary course of business that are attributable to Hydrocarbon production from the Properties on and after the Effective Date (net of any royalties and of any production, severance, sales, or other taxes actually paid by or on behalf of Seller), together with any other monies or credits attributable to the ownership or operation of the Assets on and after the Effective Date;

2.4.8
Less the amount of the Performance Deposit and all other advances and deposits relating to the Assets that are received by Seller prior to the Closing Date and attributable to periods of time on or after the Effective Date;

2.4.9	Less an amount equal to the aggregate of all Title Defect Adjustments made in accordance with Article 3;
2.4.10	Less an amount equal to the aggregate of all Environmental Defect Adjustments made in accordance with Article 5;
2.4.11
Less an amount equal to the Allocated Value of (i) the Assets with respect to which preferential purchase rights have been exercised prior to the Closing Date, (ii) the Assets with respect to which preferential purchase rights have not been exercised prior to the Closing Date and the time period for the exercise thereof has not expired on or prior to the Closing Date or (iii) Assets excluded for failure to obtain a required consent prior to the Closing Date, each in accordance with Section 3.10;

2.4.12	Less the value of Seller’s prorated shares of all accrued but unpaid Property Taxes relating to the Assets for the period prior to the Effective Date in accordance with Sections 15.1 and 15.2;
2.4.13	Less an amount equal to the reduction in value of the Assets as the result of Casualty Losses in accordance with Article 4;
2.4.14	Less an amount equal to the Allocated Value of any Asset excluded pursuant to Section 3.4 or Section 5.4;
2.4.15	Less or plus, as the case may be, an amount equal to the Gas Imbalance Adjustment determined pursuant to Section 13.1.4; and
2.4.16	Less an amount equal to the net proceeds related to the Assets which are payable to third parties and are held in suspense by Seller on the Closing Date.
2.5
Payment of Adjusted Purchase Price. At the Closing, Purchaser shall cause to be delivered by wire transfer to Seller in accordance with wire transfer instructions provided by Seller an amount in immediately available U.S. funds equal to the Purchase Price, plus or minus the adjustments provided for in Section 2.4 (to the extent then known) calculated as provided in Section 12.3 (the “Preliminary Amount”). The Preliminary Amount paid at the Closing shall be subject to later adjustment pursuant to Section 13.1.

2.6
Tax Purchase Price Allocations. Seller and Purchaser recognize that reporting requirements, as imposed by Section 1060 of the Internal Revenue Code of 1986, as amended (the “IRC” or “Code”), and the regulations thereunder, may apply to the transaction contemplated by this Agreement. Except as may otherwise be required by the IRC and regulations thereunder or other Applicable Laws, Seller and Purchaser agree (i) that for tax reporting purposes, the Purchase Price shall be allocated among the Assets as set forth on Exhibit B, and such allocation shall be used in preparing Internal Revenue Service Form 8594 (“Form 8594”) pursuant to the regulations under Section 1060, and (ii) not to assert, in connection with any tax return, tax audit, or similar proceeding, any allocation of the Purchase Price that differs from that set forth in Schedule 2.6 to this Agreement. Upon any adjustment of the Purchase Price following the execution of this Agreement, Seller and Purchaser shall adjust the allocations reflected in Schedule 2.6 accordingly and report such adjustments in conformity with Section 1060 and the regulations thereunder.

3. TITLE MATTERS

3.1
Access to Records and Assets. Upon execution of this Agreement and until the Closing, and thereafter to the extent Seller retains physical possession of any of the Assets and/or Records, Seller shall make the Records available to Purchaser at its offices located at the address set forth in the introductory paragraph of this Agreement, during normal business hours, for examination and copying by Purchaser and, with respect to the Properties operated by Seller, shall grant Purchaser access to such Properties for inspection. Seller shall not be obligated to perform any title work or provide abstracts other than those presently in Seller’s possession, nor will any existing title opinions be brought current by Seller. Seller will use reasonable commercial efforts to furnish to Purchaser all other information with respect to the Assets that Purchaser may from time to time reasonably request, except to the extent that Seller determines in good faith that it is prohibited by agreement with a third party from disclosing the information covered thereby. Purchaser agrees to conduct its due diligence in a professional and orderly manner and at its own cost and expense without disruption of Seller’s normal and usual operations. Purchaser shall indemnify and hold harmless Seller and its partners, shareholders, members, officers, directors, trustees, employees, agents (including, without limitation, Richardson Barr Securities, Inc.) and representatives (collectively the “Seller Group”) from any and all claims, demands, damages, losses, liabilities, costs and expenses, including court costs and reasonable attorney’s fees (collectively “Costs”), resulting from Purchaser’s acts or omissions in connection with its access to the Assets, regardless of whether such Costs are attributable, in whole or in part, to the negligence, sole or concurrent, of the Seller Group (but excluding gross negligence or willful misconduct).

3.2	Definitions. For purposes of this Agreement, the following expressions and terms will have the meanings set forth hereinafter:
3.2.1
“Good and Defensible Title” shall mean, as to each of the Wells or Properties, that (i) Seller (and upon Closing, Purchaser), by virtue of its ownership interests therein, are entitled to receive a fractional decimal interest in Hydrocarbons produced from the Properties (or in the proceeds from the sale of such production) of not less than the interest identified in Exhibit B as the “Net Revenue Interest” for each of the Wells, without reduction, suspension, or termination throughout the productive life of each such Wells (the “Net Revenue Interest”); (ii) Seller is obligated to bear (and after the Closing shall obligate Purchaser to bear) a fractional decimal interest of not more than the “Working Interest” set forth for each Well on Exhibit B of the costs and expenses related to the maintenance, development, drilling, equipping, testing, completing, sidetracking, reworking and operation of each such Well, without increase throughout the productive life thereof (unless otherwise shown on Exhibit B); and (iii) the Wells or Properties are subject to no liens, encumbrances, obligations or defects except those that are Permitted Encumbrances (as defined below).

3.2.2
“Permitted Encumbrances” shall mean:
(i)    lessors’ royalties, overriding royalties, payments out of production, reversionary interests and other similar payments out of production affecting Seller’s Net Revenue Interest if the net cumulative effect of such burdens does not operate to (a) reduce the Net Revenue Interest of Seller in any of the Wells to less than the Net Revenue Interest set forth for such Well in Exhibit B; or (b) increase the Working Interest of Seller in any such Well to greater than the Working Interest therefor set forth in Exhibit B (unless Seller’s Net Revenue Interest therein is increased in the same proportion);
(ii)    preferential rights to purchase, required third party consents to assignment, and similar agreements with respect to which, prior to the Closing, (a) waivers or consents are obtained from the appropriate parties; (b) the appropriate time for asserting such rights has expired without an exercise of such rights; (c) with respect to consents, such consents need not be obtained prior to assignment; or (d) with respect to consents, the failure to obtain such consents will not have a material adverse effect on the value of the Well and will not render the assignment void or voidable;
(iii)    all rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the sale or conveyance of the Assets if the same are customarily obtained subsequent to such sale or conveyance;
(iv)    non-consent penalties applied against the interest of Seller arising under applicable operating agreements which are taken into account in the calculation of the interests shown on, Exhibit B;
(v)    easements, rights-of-way, servitudes, permits, surface leases, and other rights in respect of surface operations which do not and will not materially interfere with or detract from the operation, value, or use of the Assets by Purchaser;
(vi)    such Title Defects as Purchaser has waived or released or is deemed to have waived pursuant to the terms of this Agreement, excluding, however, any Title Defects that would constitute a breach of the special warranty of title contained in the General Assignment (as hereinafter defined);
(vii)    the terms and conditions of all Existing Contracts copies of which have been delivered to Purchaser or made available to Purchaser on a File Transfer Protocol (FTP) site dedicated to this transaction, provided the effect of same is taken into account in the calculation of the Net Revenue Interests and the Working Interests set forth for the Wells in Exhibit B;
(viii)    rights of reassignment, to the extent any exist as of the date of this Agreement, upon the surrender or expiration of any lease attributable to a Well;
(ix)    liens for taxes not yet due or not yet delinquent or, if due or delinquent and then to the extent shown on Schedule 3.2.2(ix), that are being contested in good faith and for which Seller has agreed to pay pursuant to the terms hereof or which have been prorated pursuant to the terms hereof;
(x)    materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, and other similar liens or charges arising in the ordinary course of business (a) if they have not been filed pursuant to Applicable Law, (b) if filed, they have not yet become due and payable or payment is being withheld as provided by Applicable Law, or (c) if their validity is being contested in good faith by appropriate action;
(xi)    all rights reserved to or vested in any Governmental Body to control or regulate any of the Wells in any manner, and all Applicable Laws;
(xii)    defects or irregularities resulting from or related to heirship, administration or probate proceedings or the lack thereof, which defects or irregularities have been outstanding for ten (10) years or more;
(xiii)    defects based solely on the existence of prior oil and gas leases relating to the interests covered by any lease that are expired and no longer in force and legal effect but not surrendered of record;
(xiv)    defects arising from a mortgage encumbering the oil, gas or mineral estate of any lessor if such mortgage is less than $250,000 or has been subordinated to the interest affected thereby (unless a complaint of foreclosure has been filed or any similar action taken by the mortgagee thereunder and in such case such mortgage has not been subordinated to the interests affected thereby);
(xv)    defects based solely on lack of information in Seller’s files; and
(xvi)    all defects and irregularities of title that would not reasonably be expected to result in claims that would materially and adversely affect Seller’s title to, or ownership, operations, or value of, the Assets, including, without limitation (a) defects in the early chain of title consisting of the failure to recite marital status; (b) defects or irregularities arising out of the lack of a survey; (c) defects or irregularities arising out of or relating to the lack of powers of attorney from corporations to execute and deliver documents on their behalf or lack of spousal joinder; (d) defects of title which result from the failure to file assignments or other documents in the state or federal records so long as such assignments or other documents are properly recorded in the county records; and (e) irregularities cured by possession under applicable statutes of limitation and statutes relating to acquisitive (or liberative) prescription.

3.2.3
“Title Defect” shall mean any matter (i) that would cause the title to any Well or Property to fail to qualify as Good and Defensible Title and (ii) for which the Title Defect Amount (as hereinafter defined) is greater than the Individual Title Defect Threshold.

3.2.4	“Individual Title Defect Threshold” shall mean the sum of $50,000.
3.2.5	“Title Defect Property” shall mean a Well or Property affected by a Title Defect timely and properly asserted by Purchaser.
3.2.6
“Title Defect Amount” shall mean, with respect to a Title Defect Property, the amount by which the value of such Title Defect Property is impaired by reason of the existence of one or more Title Defects.

3.2.7
“Allocated Value” means, with respect to each Well or Property, the amount set forth on Exhibit B under the column styled “Allocated Value” for such Well or Property. Seller and Purchaser agree that the Allocated Values set forth in Exhibit B represent a fair and reasonable allocation of the Purchase Price among the Properties and have been established solely for use in connection with the administrative provisions of this Agreement, including the calculation of adjustments to the Purchase Price as provided herein, and not for purposes of federal, state, local, or foreign income taxation.

3.3
Notice of Title Defect.  During the period of time between the execution of this Agreement and 5:00 p.m. CDT on May 5, 2014 (the “Due Diligence Period”), Purchaser may review title to the Properties and may notify Seller in writing (the “Title Defect Notice”) of any Title Defect; provided, however, Purchaser shall notify Seller of any Title Defect it discovers as soon as reasonably practicable after its discovery; any notice of a Title Defect Notice may be updated, modified or supplemented by Purchaser prior to the termination of the Due Diligence Period. Any notice provided hereunder shall include appropriate evidence to substantiate the Purchaser’s position, including identification of the Title Defect Property, a description of the Title Defect(s) asserted by Purchaser with respect to such Title Defect Property, the basis for the Title Defect(s), the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the Title Defect Amount asserted by Purchaser with respect to such Title Defect, and the computations and information upon which Purchaser’s assertion is based. Purchaser will be deemed to have conclusively waived any Title Defect discovered by Purchaser during the Due Diligence Period about which it fails to notify Seller in writing in the manner described above prior to the expiration thereof; provided, however, that Purchaser shall not be deemed to have waived any such Title Defect for purposes of the special warranty of title set out in the General Assignment.

3.4
Remedies for Title Defects. For any Title Defect properly asserted by Purchaser during the Due Diligence Period, subject to the termination rights of Seller and Purchaser pursuant to Section 3.8 hereof, Seller shall have the option, in its sole discretion, of (i) curing the Title Defect, (ii) contesting the Title Defect or the proposed Title Defect Amount, or (iii) reducing the Purchase Price by the proposed Title Defect Amount (a “Title Defect Adjustment”); provided that if the Title Defect Adjustment for any Title Defect Property exceeds 50% of the Allocated Value for such Property, Seller or Purchaser shall have the option of removing the affected Property from the transaction contemplated herein and reducing the Purchase Price by the Allocated Value thereof.

3.5
Procedure for Resolving Title Defects. With respect to Title Defects properly and timely asserted by Purchaser and contested by Seller as to existence or the Title Defect Amount attributable thereto, the following procedures shall apply.

3.5.1
Seller shall furnish to Purchaser a notice (a “Rejection Notice”) in writing on or before five (5) days after Seller’s receipt of the Title Defect Notice. The Rejection Notice shall state with reasonable specificity the basis of Seller’s rejection of the Title Defect or the proposed Title Defect Amount. No later than five (5) days following Purchaser’s receipt of the Rejection Notice, representatives of Purchaser and Seller, knowledgeable in title matters, shall meet and either: (i) agree to mutually reject the particular Title Defect, or (ii) agree on the validity of such Title Defect and the Title Defect Amount attributable thereto, in which case Seller shall cure such Title Defect at its own expense or, failing such cure, agree to reduce the Purchaser Price by the Title Defect Adjustment attributable thereto, subject to the limitations set forth in Section 3.5.2; provided, however, that if the Parties cannot agree on either option (i) or (ii), then, subject to each Party’s right under Section 3.4, the Closing shall proceed as scheduled, the Property affected by the asserted Title Defect shall be conveyed to Purchaser at Closing, the amount of the Purchase Price payable to Seller at Closing shall be reduced by the asserted Title Defect Amount, such Title Defect Amount shall be placed in escrow with a disinterested third party, and the existence of the Title Defect or the Title Defect Amount subject to the Rejection Notice shall be submitted to dispute resolution in accordance with the procedures set forth in Section 3.9. If, within such five (5) day period, Seller fails to deliver to Purchaser a Rejection Notice with respect to an asserted Title Defect, Seller shall be deemed to have agreed to the validity and Title Defect Amount claimed by Purchaser.

3.5.2
Notwithstanding the provisions of Section 3.5.1, there shall be no adjustment to the Purchase Price for Title Defects affecting any Property unless the aggregate Title Defect Adjustments for asserted Title Defects with respect to all of the Properties exceeds an amount equal to three percent (3%) of the Purchase Price (the “Aggregate Title Deductible”), and then only to the extent the sum of the Title Defect Adjustments exceeds the Aggregate Title Deductible.

3.6	Value of Defects. Subject to the provisions of Section 3.5.2, the adjustment to the Purchase Price for a Title Defect shall be determined as follows:
3.6.1
If, because of the Title Defect, title to a particular Title Defect Property fails completely with the effect that Seller has no ownership interest in the relevant Property, the adjustment to the Purchase Price attributable to such Title Defect shall be the Allocated Value of that Property.

3.6.2
If the Title Defect consists of a lien, encumbrance or other charge upon the Title Defect Property which is liquidated in amount, the adjustment to the Purchase Price attributable to such Title Defect shall be the amount necessary to pay the obligee to remove such Title Defect. If such amount, however, is in excess of the Allocated Value of that Property, Seller may elect to exclude the Property from the transaction contemplated herein, and the Purchase Price shall be reduced by the Allocated Value of such Property.

3.6.3
If Seller’s actual Net Revenue Interest in a Title Defect Property is less than the Net Revenue Interest set forth for such Title Defect Property in Exhibit B throughout the remaining productive life of such Title Defect Property, the adjustment to the Purchase Price attributable to such Title Defect shall be an amount equal to (i) the ratio of (x) the difference obtained by subtracting the actual Net Revenue Interest for such Title Defect Property from the Net Revenue Interest set forth for such Title Defect Property on Exhibit B, to (y) the Net Revenue Interest set forth for such Title Defect Property on Exhibit B, (ii) multiplied by the Allocated Value for such Title Defect Property.

3.6.4
If Seller’s actual Net Revenue Interest in a Title Defect Property is less than the Net Revenue Interest set forth for such Title Defect Property in Exhibit B for less than the remaining productive life of the Title Defect Property, or if Seller’s actual Working Interest in a Title Defect Property is greater than the Working Interest set forth for such Title Defect Property in Exhibit B without a proportionate increase in the relevant Net Revenue Interest, then the adjustment to the Purchase Price attributable to such Title Defect shall be determined by agreement of the Parties, or if they are unable to agree, pursuant to the dispute resolution procedures set out in the Section 3.9.

3.6.5
If the Title Defect is one other than described in subparagraphs 3.6.1 through 3.6.4, the adjustment to the Purchase Price attributable to such Title Defect shall be the amount agreed to by Seller and Purchaser or, failing such agreement, the Title Defect Adjustment shall be determined pursuant to Section 3.9 below.

3.7
Interest Additions. If Seller discovers (i) that Seller owns an interest in a Property that is not described in Exhibit A but will be conveyed to Purchaser at a Closing, or (ii) that the actual Net Revenue Interest for a Well described on Exhibit B is greater than the Net Revenue Interest shown for such Well on Exhibit B, (in each case, an “Interest Addition”), then Seller shall, from time to time, have the right to give Purchaser written notice of such Interest Additions (“Interest Addition Notice”), as soon as practicable but no later than the end of the Due Diligence Period, stating with reasonable specificity the Property affected, the particular Interest Addition claimed, and Seller’s good faith estimate of the Interest Addition Value. As used herein, the “Interest Addition Value” shall mean the value of the additional Property or the amount by which the additional Net Revenue Interest increases the value of the affected Property over and above the Allocated Value for such Property, less any Title Defect Amount related to such Interest Addition if the Title Defect Amount Exceeds the Title Defect Threshold, . If (y) Purchaser agrees with the existence of the Interest Addition and Seller’s good faith estimate of the Interest Addition Value, and (z) the Interest Addition Value for such Interest Addition exceeds $50,000 (the "Interest Addition Threshold"), then the Interest Addition Value shall be either (i) be added to and increase the amount of the Aggregate Title Deductible, or (ii) if the aggregate Interest Addition Value exceeds the amount of the aggregate adjustment to the Purchase Price attributable to Title Defects, the amount of such difference (an “Interest Addition Payment”) shall be paid by Purchaser to Seller as an adjustment to the Purchase Price at the Closing. If Purchaser contests the existence of the Interest Addition or Seller’s good faith estimate of the Interest Addition Value, then Purchaser shall so notify Seller in writing on or before five (5) days after receipt of the Interest Addition Notice (“Interest Addition Rejection Notice”). The Interest Addition Rejection Notice shall state with reasonable specificity the basis of Purchaser’s rejection of the Additional Interest or the Interest Addition Value. No later than five (5) days following delivery of the Interest Addition Rejection Notice, representatives of Purchaser and Seller, knowledgeable in title matters, shall meet and either (i) agree to mutually reject the Interest Addition, in which case Seller shall waive the Interest Addition, or (ii) agree on the validity of such Interest Addition and the Interest Addition Value. If the Parties cannot agree on either option (i) or (ii) in the preceding sentence, the Interest Addition subject to the Interest Addition Rejection Notice shall be submitted to dispute resolution in accordance with the procedures set forth in Section 3.9. Upon resolution of the amount of the Interest Addition in accordance with the preceding two sentences, an increase in the Aggregate Title Deductible or an Interest Addition Payment for such Interest Addition, as applicable, will be made, but only to the extent such Interest Addition Payment exceeds the Interest Addition Threshold. If Purchaser fails to timely deliver an Interest Addition Rejection Notice, Purchaser shall be deemed to have accepted the validity of the Interest Addition and the Interest Addition Value, and Seller shall be entitled to an increase in the Aggregate Title Deductible or an Interest Addition Payment, as applicable.

3.8
Right to Terminate Agreement. Notwithstanding anything in Article 3, Article 4 or Article 5, in the event the sum of the adjustments to the Purchase Price attributed to Title Defects, Environmental Defects, Casualty Losses (as hereinafter defined) and exercised preferential rights to purchase equals or exceeds twenty percent (20%) of the Purchase Price, and Seller elects not to cure or is unable to cure such Title Defects, Environmental Defects, or Casualty Losses, then Seller or Purchaser may, by written notice given to the other not less than two (2) business days prior to the Closing Date, elect to terminate this Agreement without liability to the other, in which case Purchaser shall be entitled to a refund of the Performance Deposit.

3.9	Expert Determination.

3.9.1
If Seller and Purchaser are unable to agree, as herein provided, regarding the existence of a Title Defect, Environmental Defect, or Casualty Loss, the adjustment to the Purchase Price attributable to a Title Defect, the Remediation Amount (as hereinafter defined) attributable to an Environmental Defect, or reduction in value resulting from a Casualty Loss, or any other matter to be resolved under this Article 3 or Article 4 or 5, the Parties shall promptly refer the matter for determination in the manner hereinafter provided to a person selected by mutual agreement of the Parties who possesses the requisite knowledge, skill and experience to determine the issue in question (the “Defect Expert”). Neither Party shall propose as a Defect Expert a person who (i) is currently working as an employee or consultant for such Party or any Affiliate of such Party, or is in discussions about potential future work for such Party or any such Affiliate, (ii) has worked or been engaged as an employee, attorney, accountant or consultant for such Party or any such Affiliate during the two year period preceding the Closing Date, or (iii) has any financial interest in the transaction contemplated by this Agreement other than compensation for services as a Defect Expert. In the event the Parties are unable to agree upon a Defect Expert, then each Party shall designate in writing to the other an independent person having the qualifications necessary to determine the issue in question, and the two persons so identified shall, without direction from or prior approval of the Party appointing such person, select an independent third party having the requisite qualifications to serve as the Defect Expert. The Defect Expert may enlist the advice of attorneys, geologists, and landmen, or any petroleum engineer or environmental consultant mutually agreed upon by the Parties or any neutral expert selected by the Defect Expert.

3.9.2
Upon referral to the Defect Expert, the Parties shall each deliver to the other and the Defect Expert a notice setting forth in adequate detail the issues to be determined by the Defect Expert and the decision (on a word-for-word basis) that such Party wishes the Defect Expert to make with respect to the issues to be determined (the “Decision Notice”); provided, however, in preparing their Decision Notice, each Party (as well as the Defect Expert) shall be bound by the terms of this Agreement. Within two (2) business days after the giving of the two Decision Notices, one or more representatives of each Party shall attend a meeting with the Defect Expert at a mutually acceptable time and place to discuss fully the content of such Decision Notice and, based thereon, determine whether either or both wish to modify their Decision Notices in any way. Any such modifications shall be discussed, so that when each Party finalizes its Decision Notice, it shall do so with full knowledge of the content of the other Party’s final Decision Notice. The finalization of such Decision Notices and the delivery of same by each Party to the other shall occur at the meeting unless the Parties agree to have one or more additional meetings for such purposes. The Defect Expert shall be required to adopt the decision set forth in either final Decision Notice and shall have no power whatsoever to reach any other result. The Defect Expert shall adopt the decision that, in his or her judgment, is the more fair and equitable and in conformity with this Agreement and industry standards.

3.9.3
The decision, made in writing and signed by the Defect Expert, shall determine such dispute. Such decision shall be made, signed and delivered to the Parties within two (2) business days after the meeting, unless otherwise agreed by the Parties. The expenses of the Defect Expert and any other experts retained by the Defect Expert under this Agreement shall be borne by the Party whose final Decision Notice was not chosen by the Defect Expert, except that each Party shall bear the compensation and expense of its own counsel, witnesses and employees. The determination and award of the Defect Expert shall be final and binding upon the Parties, shall not be subject to appeal or judicial review of any nature whatsoever and shall be taken into account in preparing the Post-Closing Adjustment Statement; provided, however, that nothing contained herein shall preclude Seller’s or Purchaser’s right to exclude any Property from the sale and purchase hereunder pursuant to Section 3.4 or 5.4 after the determination of the Defect Expert is received.

3.10	Preferential Purchase Rights and Consents to Assign.

3.10.1
Schedule 3.10.1 contains a list of certain Assets that Seller has tentatively identified as being potentially subject to preferential rights to purchase or consents to assignment in favor of a third party. Upon execution of this Agreement, Seller will initiate promptly all procedures which are reasonably required to comply with or obtain the waiver of all preferential rights to purchase or consents to assignment set forth in Schedule 3.10.1 with respect to the transactions contemplated by this Agreement. Seller will use its commercially reasonable efforts to obtain all applicable consents and to obtain waivers of applicable preferential rights to purchase; provided, however, Seller is not obligated to pay any consideration to (or incur any cost or expense for the benefit of) the holder of any preferential right or required consent in order to obtain the waiver thereof or compliance therewith.

3.10.2
If an Asset is subject to a preferential right to purchase, right of first refusal, right of first offer, or similar right (a “Preference Right”) that is exercised prior to the Closing, or a third person consent to assignment required to be obtained before the relevant Asset may be assigned and that is not obtained prior to the Closing, Seller shall be deemed to have suffered a complete failure of title with respect to the affected Asset, such Asset shall be excluded from the Assets conveyed to Purchaser at the Closing, the Purchase Price shall be reduced by an amount equal to the full Allocated Value of the affected Asset, and, in the case of such a Preference Right, Seller shall be entitled to retain all proceeds paid for the affected Asset by the person exercising such Preference Right. Such a reduction of the Purchaser Price shall be without regard to the Individual Title Defect Threshold or the 3% Aggregate Title Deductible otherwise applicable to Title Defect Amounts for uncured Title Defects under Section 3.5.2, and no reduction of the Purchase Price pursuant to this Section 3.10.2 shall be taken into account in determining whether the Aggregate Title Deductible has been met. If the holder of a Preference Right does not make an election to purchase the affected Asset or waive such Preference Right with respect to the transactions contemplated by this Agreement prior to the Closing Date and the time in which the Preference Right may be exercised has not expired on or prior to the Closing Date, then such affected Asset will be excluded from the Assets to be conveyed to Purchaser at the Closing and the Purchase Price will be reduced by the full Allocated Value of such affected Asset. If, after the Closing, the holder of such Preference Right does not elect to purchase the Asset excluded from the Closing pursuant to this section and the time in which the Preference Right may be exercised has expired, then Purchaser shall purchase for the full Allocated Value less any Title Defect Amounts for such Asset, subject to the Title Defect Threshold, and Seller shall convey, such Asset at a second Closing.

4. CASUALTY LOSS

4.1
Casualty Loss. If, prior to the Closing, any of the Assets are substantially damaged or destroyed by fire, explosion, accident, act of the public enemy, act of God, or other similar event or occurrence (“Casualty Loss”), Seller shall notify Purchaser promptly after Seller learns of such event. Seller shall have the right, but not the obligation, to cure any such Casualty Loss by repairing such damage or, in the case of Personal Property or fixtures, replacing the damaged Assets with equivalent items, no later than the Closing Date. If any Casualty Loss exists at the Closing, Purchaser shall proceed to purchase the damaged Assets, and the Purchase Price shall be reduced by the aggregate reduction in value of all Assets affected by such Casualty Loss, as determined by the mutual agreement of the Parties; provided that if the Parties are unable to agree on such amount prior to the Closing, then such determination shall be made by the Defect Expert as provided in Section 3.9 above. Notwithstanding anything to the contrary contained in this Section 4.1, Seller shall be entitled to retain all insurance proceeds and claims against other parties relating to any such Casualty Loss. For purposes of this provision, normal wear and tear shall not be considered a Casualty Loss.

5. ENVIRONMENTAL CONDITION

5.1
Physical Condition of the Assets. The Assets have been used for Hydrocarbon drilling and production operations and various related oil field operations. Physical changes in or under the Properties or adjacent lands may have occurred as a result of such uses. The Properties also may contain buried pipelines and other equipment, whether or not of a similar nature, the locations of which may not now be known by Seller or be readily apparent by a physical inspection of the Property. Purchaser understands that Seller may not have the requisite information with which to determine the exact nature or condition of the Properties or the effect any such use has had on the physical condition of the Assets. In addition, Purchaser acknowledges that some oil field production equipment may contain asbestos and/or naturally occurring radioactive material (“NORM”). In this regard, Purchaser expressly understands that NORM may affix or attach itself to the inside of wells, materials, and equipment as scale or in other forms, and that the wells, materials, and equipment located on the Assets may contain NORM and that NORM containing materials may be buried or have been otherwise disposed of on the Assets. Purchaser also expressly understands that special procedures may be required for the removal and disposal of asbestos and NORM from the Assets where it may be found. The statements in this Section 5.1 are intended as disclosures of possible conditions existing on the Properties and not an admission or acknowledgment that any such conditions actually exist.

5.2	Environmental Assessment.
5.2.1
Prior to the Closing, and upon reasonable, prior notice to Seller and the operator(s) of the Properties, Purchaser and any third party environmental consulting firm approved by Seller (which consent shall not be unreasonable withheld) and retained by Purchaser (the “Purchaser’s Environmental Consultant”), to the same extent Seller has such right, shall have the right to enter upon the Assets and all buildings and improvements thereon, inspect the same, conduct soil and water tests and borings, and generally conduct such tests, examinations, investigations, and studies as may be necessary or appropriate for the preparation of appropriate engineering and other reports, judgments, and environmental assessments in relation to the Assets, their environmental condition, and the existence of Environmental Defects (as hereinafter defined) (such inspection and investigation being called herein “Purchaser’s Environmental Assessment”). Purchaser shall promptly provide to Seller a copy of Purchaser’s Environmental Assessment, including any reports, data, and conclusions. Purchaser and Seller shall keep strictly confidential any data or information acquired from such examinations and the results of all analyses of such data and information and shall not disclose same to any person or Governmental Body without the prior written approval of the other Party, except such disclosure as may be required by Applicable Law. This obligation of confidentiality shall survive the Closing.

5.2.2
With respect to Purchaser’s Environmental Assessment, Purchaser shall indemnify and hold harmless the Seller Group from any and all Costs resulting from the acts or omissions of Purchaser or Purchaser’s Environmental Consultant, including, without limitation, Costs relating to (i) any and all statutory or common-law liens or other encumbrances for labor or materials furnished in connection with such tests, samplings, studies, or surveys as Purchaser or Purchaser’s Environmental Consultant may conduct with respect to the Assets and (ii) claims asserted by Purchaser, its Affiliates, and their respective partners, shareholders, members, officers, directors, employees, agents and representatives (collectively the “Purchaser Group”), regardless of whether such Costs are attributable, in whole or in part, to the negligence, sole or concurrent, of the Seller Group (but excluding the gross negligence or willful misconduct of the Seller Group).

5.3
Environmental Defect Notice. If Purchaser, in its sole discretion, determines, as a result of Purchaser’s Environmental Assessment, that there exists or may exist an Environmental Defect, Purchaser may notify Seller thereof in writing as soon as reasonably practical after its discovery, but in any event before the end of the Due Diligence Period (the “Environmental Defect Notice”); provided, however, that any Environmental Defect Notice may be updated, modified or supplemented by Purchaser prior to the termination of the Due Diligence Period. Any notice provided hereunder shall include appropriate evidence to substantiate Purchaser’s position, including a description of the Environmental Defect or the Environmental Law applicable to the Environmental Defect, Purchaser’s basis for believing that Seller is in violation of such Environmental Law, the portion of the Assets affected by the Environmental Defect, a description, prepared by Purchaser’s Environmental Consultant, of the proposed methods and scope of the Remediation (as hereinafter defined) required, the proposed Remediation Amount (as hereinafter defined) attributable thereto, and all assumptions relied upon by Purchaser’s Environmental Consultant in preparing such summary and estimate. Purchaser will be deemed to have conclusively waived any Environmental Defect discovered by Purchaser during the Due Diligence Period and with respect to which Purchaser fails to timely and properly furnish to Seller an Environmental Defect Notice.

5.4
Remedies for Environmental Defects. For any Environmental Defect properly asserted by Purchaser during the Due Diligence Period, subject to the termination rights of Seller pursuant to Section 3.8, Seller shall have the option, in its sole discretion, of (i) remedying the Environmental Defect, (ii) contesting the Environmental Defect or the Remediation Amount, or (iii) reducing the Purchase Price by an amount equal to the proposed Remediation Amount (“Environmental Defect Adjustment”); provided that if the asserted Environmental Defect Adjustment for any Property exceeds 50% of the Allocated Value for such Property, Seller or Purchaser shall have the option of removing the affected Property from the transaction contemplated herein and reducing the Purchase Price by the Allocated Value thereof.

5.5	Procedure for Resolving Environmental Defects. With respect to Environmental Defects properly and timely asserted by Purchaser as provided herein, the following procedures shall apply.
5.5.1
If Seller contests the existence of an Environmental Defect or the proposed Remediation Amount attributable thereto, Seller shall provide Purchaser a Rejection Notice with respect thereto on or before five (5) days after Seller’s receipt of the Environmental Defect Notice. The Rejection Notice shall state with reasonable specificity the basis of Seller’s rejection of the Environmental Defect or the proposed Remediation Amount. No later than five (5) days following Purchaser’s receipt of the Rejection Notice, representatives of Purchaser and Seller, knowledgeable in environmental matters, shall meet and either: (i) agree to mutually reject the particular Environmental Defect, or (ii) agree on the validity of such Environmental Defect and the Remediation Amount attributable thereto, in which case Seller shall cure such Environmental Defect at its own expense and, if required, to the satisfaction of the appropriate Governmental Body prior to the Closing or as soon thereafter as is reasonably practicable and, failing such cure, agree to reduce the Purchase Price by the Environmental Defect Adjustment attributable thereto, subject to the limitation set forth in Section 5.5.2. If the Parties cannot agree on either option (i) or (ii), then, subject to each Party’s right under Section 5.4, the Property affected by the asserted Environmental Defect shall be conveyed to Purchaser at Closing, the amount of the Purchase Price payable to Seller at Closing shall be reduced by the amount of the asserted Remediation Amount, such Remediation Amount shall be placed in escrow with a disinterested third party, and the existence of the Environmental Defect or the Remediation Amount subject to the Rejection Notice shall be submitted to dispute resolution in accordance with the procedures set forth in Section 3.9. If, within such five (5) day period, Seller fails to deliver to Purchaser a Rejection Notice with respect to an asserted Environmental Defect, Seller shall be deemed to have agreed to the validity and Remediation Amount claimed by Purchaser.

5.5.2
Notwithstanding the provisions of Section 5.5.1, there shall be no adjustment to the Purchase Price for Environmental Defects affecting any Property unless the aggregate Environmental Defect Adjustment for all asserted Environmental Defects with respect to all of the Properties exceeds an amount equal to three percent (3%) of the Purchase Price (the “Aggregate Environmental Deductible”).

5.6	Definitions. For purposes of this Agreement, the following expressions and terms will have the meanings set forth hereinafter:
5.6.1
“Applicable Laws” shall mean all laws, statutes, treaties, rules, codes, ordinances, regulations, certificates, orders, interpretations, licenses and permits of any Governmental Body, including the common or civil law, (including, without limitation, those pertaining to occupational health and safety, consumer product safety, employee benefits, the environment, securities or zoning) and all judgments, decrees, injunctions, writs, orders, or like action of any court, arbitrator, or other Governmental Body of competent jurisdiction.

5.6.2
“Environmental Defect” shall mean a condition that exists as of the Effective Date with respect to the air, land, soil, surface, subsurface strata, surface water, ground water or sediments which causes an Asset to be subject to remediation within a time certain under Environmental Laws, in effect as of the Effective Date, but only to the extent that the Remediation Amount, net to Seller’s interest, exceeds the Individual Environmental Defect Deductible.

5.6.3
“Environmental Laws” shall mean any and all Applicable Laws pertaining to safety, health or conservation or protection of the environment, wildlife, or natural resources in effect in any and all jurisdictions in which the Assets are located, including, without limitation, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, as amended (“SARA”), the Resource Conservation and Recovery Act, as amended (“RCRA”), the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act, as amended (“OSHA”), and any applicable state, tribal, or local counterparts, but shall not include any Applicable Law associated with Plugging and Abandonment (as hereinafter defined). The terms “hazardous substance”, “release”, and “threatened release” shall have the meanings specified in CERCLA; provided, however, that to the extent the laws of the state in which the Assets are located are applicable and have established a meaning for “hazardous substance”, “release”, “threatened release”, “solid waste”, “hazardous waste”, and “disposal” that is broader than that specified in CERCLA or RCRA, such broader meaning shall apply with respect to the matters covered by such laws.

5.6.4
“Governmental Body” shall mean any Federal, state, tribal, county, parish, municipal, or other federal, state or local governmental authority or judicial or regulatory agency, board, body, department, bureau, commission, instrumentality, court, tribunal or quasi-governmental authority in any jurisdiction (domestic or foreign).

5.6.5	“Individual Environmental Defect Threshold” shall mean the sum of $50,000.
5.6.6
“Remediation” shall mean removal, excavation, capping, construction of facilities, installation or modification of equipment or other environmental remedies to the extent required by Environmental Laws in effect as of the Effective Date to remedy an Environmental Defect existing on or with respect to an Asset using the least stringent, most cost effective standard, but only to the extent such requirement relates to the continued use and operation of the Asset for Hydrocarbon exploration, operation, production, and gathering.

5.6.7
“Remediation Amount” shall mean, with respect to any Environmental Defect, the present value as of the Closing Date, using a discount rate of ten percent (10%) per annum, of the cost of Remediation at the time the Remediation is reasonably expected to be required.

6. REPRESENTATIONS OF SELLER

6.1	Disclaimers, Waivers and Agreements of the Parties.
6.1.1
Warranty Disclaimers; “As Is, Where Is”. Except as specifically set forth in this Article 6 or in the General Assignment, Seller makes no representations or warranties, express or implied, in connection with the Assets. Subject to this Section 6.1 and to the Permitted Encumbrances, Seller makes the representations and warranties set forth in Section 6.2. To the extent required by Applicable Law to be operative, the disclaimers of certain warranties contained in this Section 6.1 are “conspicuous disclaimers” for purposes of any Applicable Law. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 6.2 AND THE PROCEDURES AND REMEDIES APPLICABLE TO TITLE DEFECTS UNDER ARTICLE 3, CASUALTY LOSS UNDER ARTICLE 4, AND ENVIRONMENTAL DEFECTS UNDER ARTICLE 5, AND EXCEPT TO THE EXTENT REPRESENTATIONS AND WARRANTIES ARE CONTAINED IN THE GENERAL ASSIGNMENT, PURCHASER AGREES THAT SELLER IS CONVEYING THE ASSETS WITHOUT REPRESENTATION OR WARRANTY, EITHER EXPRESSED OR IMPLIED AT COMMON LAW, BY STATUTE, OR OTHERWISE (ALL OF WHICH SELLER HEREBY DISCLAIMS), RELATING TO (i) TITLE, (ii) OPERATING CONDITION, (iii) MERCHANTABILITY, DESIGN, OR QUALITY, (iv) FITNESS FOR ANY PARTICULAR PURPOSE, (v) ABSENCE OF LATENT DEFECTS, (vi) ENVIRONMENTAL CONDITION OF THE ASSETS, (vii) VALUE, OR (viii) ANY OTHER MATTER WHATSOEVER, IT BEING UNDERSTOOD THAT, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT AND THE GENERAL ASSIGNMENT, SELLER IS CONVEYING TO PURCHASER, AND PURCHASER IS ACCEPTING, THE ASSETS “AS IS,” “WHERE IS,” “WITH ALL FAULTS,” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND PURCHASER IS ASSUMING ALL RISK WITH RESPECT TO THE ASSETS, INCLUDING, WITHOUT LIMITATION, ALL RISK ASSOCIATED WITH THE ENVIRONMENTAL CONDITION OF THE ASSETS.

6.1.2
Texas DTPA. TO THE EXTENT APPLICABLE TO THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT, PURCHASER WAIVES ITS RIGHTS, IF ANY, UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41, ET SEQ., TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, PURCHASER VOLUNTARILY CONSENTS TO THIS WAIVER.

6.2	Representations and Warranties. Seller represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows:
6.2.1
Existence. Seller is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Oklahoma. Seller is duly qualified to carry on its business in the states in which the Assets are located.

6.2.2
Power. Seller has full capacity, power, and authority to carry on its business as presently conducted, to enter into this Agreement and any other documents and agreements contemplated hereby, and to perform its obligations under this Agreement.

6.2.3
Authorization. The execution, delivery, and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary action of Seller and will not violate or be in conflict with, or result in a breach, or trigger a default (or an event that, with the lapse of time or notice, would constitute a default) under the provisions of, (i) any note, bond, mortgage, indenture, contract, agreement, or instrument to which Seller is a party, (ii) the organizational and governing documents of Seller, or (iii) any judgment, decree, order, law, statute, rule, or regulation applicable to Seller or any Asset, the non-compliance with which would have a material adverse effect on Purchaser, its ownership or operation, after the Closing, of any of the Assets, or the ability of Seller to consummate the transactions contemplated herein. This Agreement has been, and the other documents provided for herein to be executed and delivered by Seller to Purchaser will be, duly executed and delivered on behalf of Seller and constitute or shall constitute the legal, valid, and binding obligations of Seller, enforceable in accordance with its respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws, as well as principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.2.4
Brokers. Seller has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees relating to the matters provided for in this Agreement which will be the responsibility of Purchaser; and any such obligation or liability of Seller shall be the sole obligation of Seller.

6.2.5
Certain Tax Matters. To the knowledge of Seller, Seller has filed all material tax returns with respect to the Assets that it was required to file and has paid all taxes shown thereon as owing or subsequently assessed with respect thereto, except where the failure to file any such return or pay any such tax would not have a material adverse effect on Purchaser or the Assets. To Seller’s knowledge, with respect to the Properties for which Seller has been designated operator, the agreements to which such Properties are subject do not create, for federal income tax purposes, a partnership among any of the parties to such agreements for which a partnership income tax return is required to be filed under Subchapter K of Chapter 1 of Subtitle A of the IRC (other than a partnership for which an election is in effect pursuant to the provisions of Section 761 of the IRC and the regulations thereunder to be excluded from such provisions).

6.2.6
Pending Claims and Litigation. Except as listed on Schedule 6.2.6, to Seller's knowledge, there are no suits, actions or other legal, administrative, or arbitration proceedings (i) in the case of Assets for which Seller has been designated operator, that are pending or, to Seller’s knowledge, threatened in writing against Seller, or any of such Assets, and (ii) in the case of Assets for which Seller has not been designated operator, to Seller’s knowledge, that are pending or threatened in writing against Seller, the operator of such Assets, or any of such Assets. Neither Seller nor any of its Affiliates has received any written notice from any third party (including any Governmental Body) alleging a violation of any Law (including any Environmental Law) or breach of any surface use agreement, lease or Material Contract with respect to the ownership, operation, development, maintenance, or use of the Assets, which violation has not been cured or remedied and which could result in Costs exceeding $50,000.

6.2.7
Violations. Except as set forth on Schedule 6.2.7, to the knowledge of Seller, Seller has not violated any laws, statutes, regulations or orders applicable to any of its Assets or the operation thereof which violation may reasonably be expected to have a material adverse effect on the value of the Assets affected thereby or cause Purchaser to incur any Costs in excess of $50,000 (including all regulations and rules of the Texas Railroad Commission, but excluding (i) Environmental Laws, which are governed exclusively by Article 5, and (ii) laws related to taxes, as to which Seller’s sole representations and warranties are set forth in Section 6.2.5).

6.2.8
Royalties. To Seller’s knowledge, all rentals, royalties and other payments due under the Hydrocarbon Interests have been paid in all material respects, except those amounts validly in suspense. To Seller’s knowledge, Seller is being paid in the ordinary course of business on production from the Wells at the Net Revenue Interest set forth in Exhibit B, except those amounts validly in suspense.

6.2.9	Liens. Except for Permitted Encumbrances, the Assets will be conveyed free and clear of all liens, mortgages and encumbrances created or arising by, through or under Seller.

6.2.10
Production Sales Contracts. To Seller’s knowledge, except for the contracts set forth in Schedule 6.2.10, Seller’s interest in the Assets is not subject to any contract for the sale of hydrocarbons attributable to periods after the Effective Time other than contracts that can be terminated on 60 days’ or less notice without payment of penalty or damages. Except as set forth in Schedule 6.2.10, Seller’s interest in the Assets is not encumbered by any obligation under a sales contract, hedging contract, take-or-pay clause, or any similar arrangement, to deliver hydrocarbons produced from such interest in the Assets without receiving payment at the time of or subsequent to delivery, or to deliver hydrocarbons in the future for which payment has already been received (e.g., a “forward” sale contract). To Seller’s knowledge, none of the Assets are subject to any call on production at a price less than the prevailing price in the field.

6.2.11
Payouts. Other than as reflected on Exhibit B, to Seller’s knowledge, the net revenue interest of Seller in any Well is not subject to a revision or other adjustment at some level of cost recovery or payout.

6.2.12
Wells and Equipment. To Seller’s knowledge, except as set forth on Schedule 6.2.12:
(a)    All wells drilled and operated by Seller have been drilled and completed at legal locations and within the limits permitted by all applicable Leases and pooling or unit agreements; and
(b)    Seller has all easements, rights of way, licenses, and authorizations from all parties necessary to access, construct, operate, maintain, and repair the Assets operated by Seller in the ordinary course of business as currently conducted and in compliance with all applicable legal requirements.

6.2.13
Outstanding Capital Commitments. As of the date of this Agreement, to Seller's knowledge, there are no outstanding authorities for expenditure which are binding on the Assets and which Seller reasonably anticipates will individually require expenditures by Seller or its successor in interest from and after the Effective Time in excess of Fifty Thousand Dollars ($50,000), other than as shown on Schedule 6.2.13.

6.2.14
Farmouts and Other Rights to Earn an Interest. To Seller's knowledge, other than with respect to (i) Preference Rights, or (ii) rights of non-consenting parties under an operating agreement to obtain a reconveyance of their interests upon the satisfaction of applicable non-consent penalties as listed on Exhibit B, none of the Assets are subject to any contract by which any party has a right to acquire an interest in the Assets, whether by the payment of cash, the drilling of a well or wells or payment of any other consideration or performance of any other act. None of the Existing Contracts affecting the Assets (i) obligates Seller, or Purchaser after the Closing, to sell any interest in the Assets (other than Preference Rights) or to purchase any leasehold interest or other asset or (ii) obligates Purchaser after the Closing to employ and/or pay for a drilling rig.

6.2.15
Gas Imbalances.  Except for those listed on Schedule 6.2.15, to Seller’s knowledge there exist no production imbalances or imbalances with respect to any pipeline, storage or processing facility, or other conditions regarding Hydrocarbons taken or marketed from the Assets or any portion thereof which could result in:
(i)    a portion of any Seller’s interest in such Hydrocarbon production being taken or delivered after the Closing without Purchaser receiving payment therefor or at the price it would have received absent such imbalance; or
(ii)    Seller or Purchaser being obligated to make payment to any person or entity as a result of such imbalance; or
(iii)    Seller being obligated, by virtue or any prepayment arrangement, take-or-pay agreement, or similar arrangement, to deliver Hydrocarbons produced from the Assets at some future time without then receiving full payment therefor.
The gas imbalances listed in Schedule 6.2.15, if any, have been taken into account in determining the Purchase Price. Notwithstanding anything else to the contrary contained herein, Purchaser’s sole and exclusive remedy with respect to any breach of the representation and warranty contained in this Section 6.2.15 shall be an adjustment to the Purchase Price at the Closing or in the Post-Closing Adjustment Statement.

6.2.16
Material Contracts. Schedule 6.2.16 sets forth a list of all Material Contracts (as hereinafter defined) that exist as of the date of this Agreement. Except as set forth on Schedule 6.2.16, each Material Contract is a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, and, to Seller’s knowledge, enforceable against each other party thereto in accordance with its terms, subject, in each case, to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy. Except as set forth on Schedule 6.2.16, to Seller’s knowledge, no event has occurred that would, with the passage of time or compliance with any applicable notice requirements or both, constitute a material breach, violation or default by Seller or any other party thereto, under any of the Material Contracts. No party has notified Seller in writing of any purported breach of any Material Contract that remains unresolved. As used herein, the term “Material Contract” shall mean, to the extent binding upon the Assets and Purchaser’s ownership thereof or operations with respect thereto from and after Closing, any contract or agreement which is one or more of the following types:
(i)    Any contract or agreement with any Affiliate of Seller;
(ii)    Any contract or agreement for the sale, transportation, processing or other disposition or marketing of Hydrocarbons having a term extending beyond the date that is six (6) months after the Effective Date and that is not cancelable without penalty on sixty (60) days or less prior written notice;
(iii)    Any area of mutual interest agreement;
(i)    Any contract or agreement pursuant to which any third party has the right to earn or acquire any portion of the Properties (other than pursuant to customary non-consent provisions); and
(ii)    Any contract or agreement that could reasonably be expected to require aggregate payments by Seller in an amount greater than $100,000 during the current or any subsequent calendar year, other than routine operating, unitization, pooling or communitization agreements.

6.3
Knowledge. As used in this Agreement, words “to Seller’s knowledge,” “to the knowledge of Seller,” or other words of similar import mean that the statement so qualified is true to the actual knowledge of the officers of Seller, and of Wade Wardlow.

7. REPRESENTATIONS OF PURCHASER

7.1	Representations and Warranties. Purchaser represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:
7.1.1
Existence. Purchaser is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Texas and will be duly qualified at the Closing to carry on its business in all states where the Assets are located.

7.1.2
Power.  Purchaser has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and agreements contemplated hereby, and to perform its obligations under this Agreement.

7.1.3
Authorization.  The execution, delivery, and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary action of Purchaser and will not violate or be in conflict with, or result in a breach, or trigger a default (or an event that, with the lapse of time or notice, would constitute a default) under the provisions of, (i) any note, bond, mortgage, indenture, contract, agreement, or instrument to which Purchaser is a party, (ii) the organizational and governing documents of Purchaser, or (iii) any judgment, decree, order, law, statute, rule, or regulation applicable to Purchaser, the non-compliance with which would have a material adverse effect on Seller or its ownership or operation, on or before the Closing, of any of the Assets, or the ability of Purchaser to consummate the transactions contemplated herein. This Agreement has been, and the documents provided for herein to be executed and delivered by Purchaser to Seller will be, duly executed and delivered on behalf of Purchaser and constitute or shall constitute the legal, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws, as well as principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.1.4
Brokers. Purchaser has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees relating to the matters provided for in this Agreement which will be the responsibility of any Seller; and any such obligation or liability of Purchaser that might exist shall be the sole obligation of Purchaser.

7.1.5
Sophistication; No Distribution. Purchaser is an experienced and knowledgeable investor in the oil, gas and mineral resources industry that has previously expended substantial amounts in the acquisition and development of oil and gas properties. Prior to entering into this Agreement, Purchaser has been advised by its counsel and such other persons as it has deemed appropriate concerning this Agreement. The Assets to be acquired by Purchaser pursuant to this Agreement are being acquired by Purchaser for its own account, for investment, and not with a view to distribution or resale of securities within the meaning of the Securities Act of 1933, or any other applicable securities law, rule, regulation, or order that could impose any liability on Seller.

7.1.6
Claims and Litigation. There is no claim, legal or administrative proceeding, or investigation now pending or, to the knowledge of Purchaser, threatened before any court or any administrative body against Purchaser or any Affiliate of Purchaser that would, if determined adversely to Purchaser, restrain, prohibit, or impose damages on Purchaser or Seller with respect to, or otherwise materially impair Purchaser’s ability to consummate, the transactions contemplated by this Agreement.

7.1.7	Financial Ability to Perform. Purchaser has, or has arranged to have at the Closing, sufficient funds and credit arrangements to consummate the transactions contemplated by this Agreement.

7.1.8	Bonds. Purchaser has obtained, or will obtain by the Closing, all of the bonds or sureties required by Applicable Laws to own and, where applicable, operate the Properties.
7.1.9
Non-Reliance. Except with respect to the representations and warranties of Seller set forth in Section 6.2, Purchaser has not relied upon any oral or written statements, representations, or warranties that may have been made by or on behalf of Seller, Richardson Barr Securities, Inc. or any of their Affiliates concerning the condition, operation, performance, or prospects of the Assets, or upon any written reports, financial data, business plans, projections, or forecasts, any audits, studies, or assessments, or any other written materials, copies of which may have been furnished to Purchaser or as to which Purchaser may have been provided access in connection with the transactions contemplated by this Agreement. EXCEPT AS PROVIDED ELSEWHERE HEREIN TO THE CONTRARY, TO THE EXTENT THAT PURCHASER HAS BEEN FURNISHED COPIES OF OR PROVIDED ACCESS TO ANY OF THE FOREGOING, PURCHASER ACKNOWLEDGES THAT SELLER, NOR ANY OF ITS AFFILIATES, NOR ANY OF SELLER’S OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, AGENTS OR RBC CAPITAL MARKETS, LLC, HAVE MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION OR ANY OTHER INFORMATION, DATA, OR MATERIALS (WHETHER WRITTEN OR ORAL) THAT MAY HAVE BEEN FURNISHED TO PURCHASER OR ITS REPRESENTATIVES, AGENTS OR RBC CAPITAL MARKETS, LLC BY OR ON BEHALF OF SELLER OR ANY OF ITS AFFILIATES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT, EXCEPT THAT SELLER HAS ACTUAL KNOWLEDGE THAT ANY OF SUCH INFORMATION, DATA, OR MATERIALS ARE MATERIALLY FALSE OR MISLEADING.

7.2
Knowledge. As used in this Agreement, words “to Purchaser’s knowledge,” “to the knowledge of Purchaser,” or other words of similar import mean that the statement so qualified is true to the actual knowledge of the senior executive officers of Purchaser.

8. PRE-CLOSING OBLIGATIONS OF SELLER

8.1
Operations. From the date of this Agreement until the Closing (the “Interim Period”), to the extent Seller can exert influence over such matters, Seller will use reasonable commercial efforts to see that the Properties not operated by Seller are maintained in full force and effect and are operated in a good and workmanlike manner and in accordance with the terms and conditions of the applicable oil, gas, and mineral leases, Existing Contracts, and all Applicable Laws. Seller, as to the portion of the Properties which Seller now operates, shall continue to operate the same in a good and workmanlike manner and in accordance with the terms and conditions of the applicable oil, gas and mineral leases, the Existing Contracts, and all Applicable Laws, until such operations are turned over to and become the responsibility of Purchaser. However, Seller will not have any obligation to operate any portion of the Properties after the expiration of the Interim Period except as provided for in Section 8.3. Subject to the terms of Section 8.3, Seller will pay its proportionate share of all costs and expenses incurred in connection with Properties for which invoices are received prior to the Closing Date. During the Interim Period, Seller will, to the extent Seller controls the operation of any of the Properties, maintain the lease equipment in the same condition, working order, and state of repair as currently exists, subject to ordinary wear and tear. During the Interim Period and thereafter until operations are transferred to Purchaser or the duly elected or appointed successor operator, without the prior written consent of Purchaser, Seller will (i) maintain the books and records relating to the Properties in the usual, regular and ordinary manner; (ii) not cause the

Properties to be developed, maintained or operated in a manner substantially inconsistent with prior operations, (iii) not plug or abandon any part of the Properties, (iv) not commence any operation on the Properties anticipated to cost, as to Seller’s interest in the Properties, in excess of $150,000 per operation, except emergency operations, operations required under presently existing contractual obligations, the outstanding AFE’s and other commitments described in Schedule 6.2.13, and operations undertaken to avoid any penalty provision of any Existing Contract or order (with respect to emergency operations, Seller shall notify Purchaser of said emergency as soon as reasonably practical), (v) not convey, dispose, sell, transfer, mortgage or pledge of any part of the Properties (other than Personal Property and equipment replaced with items of comparable or superior quality and Hydrocarbons produced from the Properties in the ordinary course of business), and (vi) obtain Purchaser's written approval prior to voting on any matter under any operating, joint venture, partnership or similar agreement that could result in obligations to Seller or Purchaser in excess of $50,000.

8.2
Contracts. During the Interim Period, Seller will not, without the prior written consent of Purchaser, enter into any agreement (i) that would be a Material Contract if existing on the date of this Agreement, or (ii) amending, modifying, or terminating any of the Material Contracts.

8.3
Compensation of Seller. With respect to those Properties operated by Seller, (i) Seller shall operate such Properties for the benefit of Purchaser during the period from the Effective Date through the date(s) when the operation of such Properties is turned over to, and becomes the responsibility of, Purchaser or the duly elected or appointed successor operator (the “Operations Period”), (ii) Seller shall be entitled to retain all amounts paid or owing to Seller by non-operators pursuant to the terms of the existing operating or similar agreements or otherwise required by law for operations occurring during the Operations Period, (iii) Purchaser shall pay to Seller an amount equal to $17,500.00 per month (or prorated amount for a partial month) during the Operations Period to reimburse Seller for overhead attributable to Seller’s Working Interest in all Properties, whether operated or non-operated and (iv) all reasonable and necessary expenses attributable to Seller’s Working Interest incurred by Seller in operating, protecting, and maintaining the subject Properties. Any such charges and expenses shall be recovered by Seller as part of the Closing or post-Closing adjustments, as appropriate. Except in the event of an emergency, Seller will have no obligation to make capital expenditures or extraordinary operating expenditures in connection with the Properties during the Operations Period.

8.4
Permissions. During the Interim Period, Seller shall use reasonable efforts to obtain all permissions, approvals, and consents from every Governmental Body and third-parties as may be required to consummate the transactions contemplated by this Agreement (excluding governmental permissions, approvals and consents which are customarily obtained after the assignment of an oil and gas interest which shall be the responsibility of Purchaser to obtain).

8.5
Defaults. Seller shall give prompt written notice to Purchaser of any notice of any default or breach (or written threat of default or breach, whether disputed or denied by Seller) that could result in Costs exceeding $50,000 received or given by Seller subsequent to the Effective Date under any Existing Contract or other instrument or agreement affecting the Properties to which Seller is a party or by which Seller or any of the Assets is bound.

8.6
Operatorship. It is understood that in most (if not all) of the operating agreements covering any of the Properties, Seller does not retain the right to transfer operation of such Properties that are the subject of such operating agreements to a purchaser of Seller’s interests. Notwithstanding the foregoing, at the Closing Seller will execute and deliver to Purchaser such change of operator forms as may be required by the applicable Governmental Bodies reflecting Purchaser as successor operator; however, Purchaser shall be solely responsible for obtaining approval to succeed Seller as operator from both the non-operators of each such Property and from the applicable Governmental Body. If requested by Purchaser, Seller shall use reasonable commercial efforts to assist Purchaser in securing the consent of all interested parties to Purchaser’s election as operator of all of the Properties for which Seller is the current operator, but in no event shall Seller be required to devote substantial employee time or expend funds in connection therewith, nor shall Seller have any liability or responsibility with respect thereto. Purchaser shall have the right to obtain agreements from such interested parties after the transaction contemplated by this Agreement has been publicly announced and thereafter during the Interim Period.

8.7	Geological and Geophysical Information. During the Interim Period, with respect to any right, title, and interest of Seller in any item of geological and geophysical information:
8.7.1
Seller shall use all reasonable efforts to determine whether such item of geological and geophysical information is subject to a contractual restriction on transfer or confidentiality obligation (including, without limitation, contacting appropriate parties in cases where Seller’s files are not clear in this regard).

8.7.2	Where geological and geophysical data is restricted, no access shall be permitted to such data and the same shall not be delivered to Purchaser at the Closing.
8.7.3
Seller shall retain pursuant to Section 1.6 certain of its other geological and geophysical information, and the Parties shall mutually agree as to the method of handling the balance of such information.

8.8
Letters-in-Lieu; Assignments. Seller will execute on the Closing Date letters in lieu of division and transfer orders relating to the Assets, on forms prepared by Seller and reasonably satisfactory to Purchaser, to reflect the transaction contemplated in this Agreement. Seller will prepare and execute, and Purchaser will execute, on the Closing Date, all assignments necessary to convey to Purchaser all federal and state Hydrocarbon Interests in the form as prescribed by the applicable Governmental Body and otherwise acceptable to Seller and Purchaser.

9. PRE-CLOSING OBLIGATIONS OF PURCHASER

9.1
Return of Data. If this Agreement is terminated for any reason whatsoever, Purchaser, at Seller’s request, shall return promptly to Seller all information and data furnished to Purchaser, its officers, employees, and representatives in connection with this Agreement or Purchaser’s investigation of the Assets, and Purchaser shall not retain any copies of such information or data; provided Purchaser may retain copies of such information or data that remain in ordinary, routine backups of information technology systems.

9.2	Efforts. Purchaser shall use its reasonable commercial efforts to cause its representations and warranties under this Agreement to be true and correct on and as of the Closing.
10. CONDITIONS OF SELLER TO CLOSING
The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

10.1
Representations. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of such date; provided, however, that for purposes of this Section 10.1, all qualifications relating to materiality contained in such representations and warranties shall be disregarded.

10.2
Performance. Purchaser shall have performed in all material respects all obligations, covenants, and agreements hereunder and shall have complied in all material respects with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing.

10.3
Governmental Consents. Purchaser shall have received all consents, authorizations, waivers, and approvals required to be obtained prior to the Closing by any Governmental Body under any Applicable Law concerning the transactions contemplated herein, except those approvals, waivers or consents that are customarily obtained after Closing.

10.4
Pending Matters. No suit, action, or other proceeding by a Governmental Body or other person shall be pending, or to the best of Seller’s knowledge, threatened which seeks substantial damages from Seller in connection with, or seeks to restrain, enjoin, or otherwise prohibit, the consummation of the transaction contemplated by this Agreement.

10.5
Delivery of Items. Purchaser has delivered (or is ready, willing and able to immediately deliver) to Seller duly executed counterparts of the General Assignment covering the Assets and all other documents and certificates to be delivered by Purchaser under Section 12.5 and has performed (or is ready, willing and able to immediately perform) the other obligations required to be performed by it under Section 12.5.

11. CONDITIONS OF PURCHASER TO CLOSING
The obligations of Purchaser to consummate the transaction contemplated by this Agreement are subject, at the option of Purchaser, to the fulfillment on or prior to the Closing Date of each of the following conditions:

11.1
Representations. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of such date; provided, however, that for purposes of this Section 11.1, all qualifications relating to materiality contained in such representations and warranties shall be disregarded.

11.2
Performance. Seller shall have performed in all material respects all obligations, covenants, and agreements hereunder and shall have complied in all material respects with all covenants and conditions contained in this Agreement to be performed or complied with by Seller at or prior to the Closing.

11.3
Governmental Consents. Seller shall have received all consents, authorizations, waivers, and approvals required to be obtained prior to the Closing by any Governmental Body under any Applicable Law concerning the transactions contemplated herein, except those approvals, waivers or consents that are customarily obtained after the Closing.

11.4
Pending Matters. No suit, action, or other proceeding by a Governmental Body or other person shall be pending or, to the best of Purchaser’s knowledge, threatened which seeks substantial damages from Purchaser in connection with, or seeks to restrain, enjoin, or otherwise prohibit, the consummation of the transactions contemplated by this Agreement.

11.5
Delivery of Items. Seller has delivered (or is ready, willing and able to immediately deliver) to Purchaser duly executed counterparts of the General Assignment covering the Assets and all other documents and certificates to be delivered by Seller under Section 12.5 and has performed (or is ready, willing and able to immediately perform) the other obligations required to be performed by it under Section 12.5.

12. CLOSING

12.1
Time and Place of the Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur at 10:00 a.m., Central Time, on May 19, 2014 (such date, or any subsequent date agreed to by the Parties pursuant to Section 12.2, the “Closing Date”). The Closing shall take place at the offices of Seller in Oklahoma City, Oklahoma, or such other place as the Parties may agree upon.

12.2	Change of the Closing Date. The Closing Date may be extended only by mutual agreement of the Parties, with such mutually agreed date to become the Closing Date.
12.3
Calculation of Adjusted Purchase Price. Seller shall prepare, in accordance with the provisions of this Agreement, a statement (the “Closing Adjustment Statement”) setting forth the Preliminary Amount, including each adjustment to the Purchase Price made, to the best of Seller’s knowledge, in accordance with the terms of Section 2.4, calculated based on actual information available on the date such statement is prepared or estimates when actual information is not available. Seller shall submit the Closing Adjustment Statement to Purchaser no later than three (3) business days prior to the Closing Date and shall include, upon Purchaser’s request, appropriate supporting documentation for the Closing Adjustment Statement. If the Parties cannot agree on the Closing Adjustment Statement or the Preliminary Amount, the Closing shall occur as scheduled based on Seller’s good faith calculation of the Preliminary Amount with the difference between Seller’s and Purchaser’s calculation of the Preliminary Amount to be reconciled in connection with making post-closing adjustments as provided in Section 13.1.

12.4
Failure to Close. If the conditions precedent to the obligation of a Party to close the transactions contemplated herein have been satisfied or waived on or before the Closing Date, and such Party nevertheless fails or refuses to close, the Party failing or refusing to close shall be deemed to have breached the obligations it has undertaken hereunder to perform at the Closing, and shall be subject to the provisions of Article 14.

12.5	Closing Obligations. At the Closing:
12.5.1
Seller and Purchaser shall execute and acknowledge, and Seller shall deliver to Purchaser, (i) a master original of the Assignment, Bill of Sale and Conveyance in substantially the form attached hereto as Exhibit C (the “General Assignment”), together with a complete Exhibit A attached, and (ii) a Special Warranty Deed substantially the form attached hereto as Exhibit D (the “Deed”). Seller shall deliver sufficient counterparts of the General Assignment and Deed to enable the recording of a counterpart of the General Assignment in each of the counties where the Assets are located.

12.5.2
Seller shall provide to Purchaser a listing showing all net proceeds and receivables related to production attributable to the Assets which are currently held in suspense pending completion of a division order title opinion or because of lack of identity or address of owners, title defects, changes of the ownership, or similar reasons. After the Closing Date, Purchaser shall be responsible for proper distribution of all the suspended funds to the parties lawfully entitled thereto, and Purchaser agrees to indemnify and hold Seller and the Seller Group harmless from and against any Costs associated with Purchaser’s distribution of such suspended funds, but only to the extent of the funds for which the Purchase Price shall have been adjusted pursuant to the provisions of Section 2.4.16.

12.5.3	Purchaser shall pay the Adjusted Purchase Price in the manner set forth in Section 2.5.
12.5.4	Seller and Purchaser shall execute, acknowledge, and deliver federal and state forms of lease assignments, if necessary or expedient.
12.5.5
Seller and Purchaser shall execute, acknowledge, and deliver transfer orders or letters-in-lieu thereof directing all purchasers of production and remitters of production proceeds to make payment to Purchaser of proceeds attributable to production from the Assets for the period of time on and after the Effective Date.

12.5.6
Except as otherwise provided in this Agreement, Seller shall deliver to Purchaser, and Purchaser shall take, possession of the Assets, and, as provided in this Agreement, subject to applicable provisions of the Existing Contracts, take over all operations of the Assets for which any Seller is designated as operator.

12.5.7	Seller shall execute and deliver to Purchaser appropriate change of operator forms for each of the Properties operated by Seller.
12.5.8	Seller shall deliver to Purchaser a non-foreign affidavit meeting the requirements of Section 1445(b)(2) of the IRC and the regulations thereunder.
12.5.9
Seller shall deliver recordable releases of all mortgages, deeds of trust, security agreements, financing statements and other liens granted by Seller or its Affiliates that cover any portion of the Assets

12.5.10
Seller shall execute and deliver to Purchaser deed(s) conveying fee simple title to the surface of tracts covered by the Hydrocarbon Interests or otherwise related to the operation of the Wells or Assets.

12.5.11	Seller and Purchaser shall execute such other instruments and take such other actions as may be necessary to carry out their respective obligations under this Agreement.
12.6
Conveyance. The General Assignment shall be without representation or warranty of title, express or implied, except that Seller shall specially warrant and agree to defend the title to the Assets against the lawful claims and demands of all persons claiming the same, or any part thereof, but limited to claims arising by, through, or under Seller but not otherwise, subject to and excepting all Permitted Encumbrances. The damages recoverable for a breach of such special warranty of title with respect to any Asset shall not exceed the Allocated Value of the relevant Asset.

13. POST-CLOSING OBLIGATIONS

13.1	Post-Closing Adjustments.
13.1.1
As soon as reasonably practicable after the Closing, but in no event later than ninety (90) days after the Closing, Seller shall prepare, in accordance with this Agreement, and deliver to Purchaser, a statement setting forth each adjustment to the Purchase Price made pursuant hereto (the “Post-Closing Adjustment Statement”). The Post-Closing Adjustment Statement will include any adjustments necessary in connection with (i) any Title Defect Adjustment, Environmental Defect Adjustment or Casualty Loss determined pursuant to Section 3.9, (ii) any Gas Imbalance Adjustment determined in accordance with Section 13.1.4, and (iii) any other adjustments required under the provisions of Section 2.4 and not taken into account in determining the Closing Adjustment Statement. As soon as reasonably practicable, but in no event later than thirty (30) days after Purchaser’s receipt of the Post-Closing Adjustment Statement from Seller, Purchaser shall deliver to Seller any objections that Purchaser has to the Post-Closing Adjustment Statement. If Purchaser fails to object to such Post-Closing Adjustment Statement within such thirty (30) day time period, the Post-Closing Adjustment Statement shall be conclusively deemed to be final and accepted by both Parties. The Parties shall undertake to agree on the final Adjusted Purchase Price no later than one hundred twenty (120) days after the Closing.

13.1.2
If Purchaser and Seller, acting in good faith, are unable to agree upon the adjustments in the Post-Closing Adjustment Statement required under the provisions of Section 2.4 (other than any Title Defect Adjustment, Environmental Defect Adjustment or Casualty Loss determined pursuant to Section 3.9, which determinations shall be final), within one hundred twenty (120) days after the Closing, the final Post-Closing Adjustment Statement amount shall be determined by binding arbitration pursuant to an arbitration proceeding initiated and conducted in accordance with the then in force Commercial Arbitration Rules of the American Arbitration Association (“AAA”). Either Party may initiate arbitration. The arbitration proceedings shall be conducted in Oklahoma City, Oklahoma, by a single arbitrator agreed to by the Parties, or, if they are unable to agree, selected by the AAA. The arbitrator shall be a certified public accountant licensed to practice in the State of Oklahoma with at least (10) years’ experience in the oil and gas business. In fulfilling its duties hereunder with respect to the Final Settlement Statement, the arbitrator shall be bound by the matters set forth in this Agreement. The decision of the arbitrator shall be conclusive and binding on the Parties and will be limited to awarding, on a disputed item by disputed item basis, only the amount proposed by Seller in its draft Post-Closing Adjustment Statement or the amount proposed by Purchaser in its objections as provided above. The general expenses of arbitration, including the fees and expenses of the arbitrator, shall be borne equally by Seller and Purchaser; however, each Party shall bear and pay the fees and expenses of its own witnesses, legal counsel and of the collection and presentation of its evidence. The award of the arbitrator shall not be subject to appeal or judicial review of any nature and shall be enforceable in any court of competent jurisdiction. PURCHASER EXPRESSLY CONSENTS TO THE JURISDICTION OF AND APPROPRIATE VENUE IN ANY STATE DISTRICT COURT OR, SUBJECT TO SATISFYING JURISDICTIONAL REQUIREMENTS, ANY FEDERAL DISTRICT COURT, SITTING IN OKLAHOMA CITY, OKLAHOMA, FOR PURPOSES OF ENFORCING THE ARBITRATION AWARD.

13.1.3
The date upon which the Adjusted Purchase Price is agreed to by the Parties or determined by arbitration pursuant to Section 13.1.2 is referred to herein as the “Final Settlement Date.” Within five (5) business days after the Final Settlement Date, those credits agreed upon by Purchaser and Seller shall be netted, and the final settlement shall be paid in cash by the Party owing same, via wire transfer as directed in writing by the receiving Party.

13.1.4
If either Party determines, prior to the delivery of the Post-Closing Adjustment Statement, that Hydrocarbon production imbalances or imbalances with respect to any pipeline, storage, or processing facility attributable to Wells included in the Assets as of the Effective Date are other than as set forth in Schedule 6.2.15, subject to verification of the other Party, the Purchase Price shall be adjusted upward or downward in connection with the Post-Closing Adjustment Statement, depending upon whether there is a net overproduction or a net underproduction attributable to such Wells. The amount to be paid by Purchaser to Seller with respect to any underproduction, or by Seller to Purchaser with respect to any overproduction, shall be based on a value of $3.00 per MMBtu, without adjustment for present value or other discount factors. Notwithstanding the foregoing, in no event shall any adjustment be made or any amount owing by either Party unless the net amount owed (the “Gas Imbalance Adjustment”) is greater than $50,000.

13.2
Receipts and Credits. Except as otherwise provided in this Agreement, all monies, proceeds, receipts, credits, and income attributable to the Assets for all periods of time on and after the Effective Date shall be the sole property of Purchaser, and, to the extent received by any Seller after the Closing, Seller shall fully disclose, account for, and transmit the same promptly (but in no event later than 30 days after receipt) to Purchaser. Except as otherwise provided in this Agreement, all monies, proceeds, receipts, credits, and income attributable to the Assets for all periods of time prior to the Effective Date shall be the sole property of Seller, and, to the extent received by Purchaser after the Closing, Purchaser shall fully disclose, account for, and transmit the same promptly (but in no event later than 30 days after receipt) to Seller. Except as otherwise provided in this Agreement (including, without limitation, the Assumed Obligations expressly assumed by Purchaser), all costs, expenses, disbursements, obligations, and liabilities attributable to the Assets for periods of time prior to the Effective Date, regardless of when due or payable, shall be the sole obligation of Seller, and Seller shall promptly pay, or if paid by Purchaser, promptly reimburse Purchaser for, and hold Purchaser and its successors and assigns harmless from and against, the same. Except as otherwise provided in this Agreement (including, without limitation, the Assumed Obligations expressly assumed by Purchaser), all costs, expenses, disbursements, obligations, and liabilities attributable to the Assets for periods of time on and after the Effective Date, regardless of when due or payable, shall be the sole obligation of Purchaser, and Purchaser shall promptly pay, or if paid by Seller, promptly reimburse Seller for, and hold Seller and its respective successors and assigns harmless from and against, the same.

13.3	Assumption and Indemnification.
13.3.1
If the Closing occurs, Purchaser shall assume and agrees to pay, perform, and discharge any and all Assumed Obligations (as hereinafter defined). As used herein, “Assumed Obligations” means, other than the Retained Obligations, all liabilities, responsibilities, duties, and obligations that arise from or relate to the ownership, use, or operation of the Assets and the production and marketing of Hydrocarbons therefrom, whether arising before, on, or after the Effective Date including, without limitation, liabilities, responsibilities, duties, and obligations arising out of or relating to: (i) Plugging and Abandonment (as hereinafter defined); (ii) the Existing Contracts; (iii) the Environmental Obligations (as hereinafter defined), (iv) imbalances due to overproduction of gas by Seller or pipeline imbalances owed by Seller under transportation agreements; (v) Purchaser’s liabilities and obligations with respect to taxes as set forth in Article 15 including interest, fines and penalties with respect to the reporting, payment and accounting for such taxes as set forth in Article 15; and (vi) obligations otherwise assumed by Purchaser under this Agreement,. As used herein, “Environmental Obligations” means any claim, obligation, or liability relating to the environmental condition of the Assets, regardless of whether resulting from acts, omissions, events, or conditions occurring before, on, or after the Effective Date, including, without limitation, (u) all Environmental Defects timely and properly asserted by Purchaser pursuant to Article 5, regardless of whether or not an Environmental Defect Adjustment is made with respect thereto, (v) any other environmental pollution or contamination with respect to the air, land, soil, surface, subsurface strata, surface water, ground water, or sediments, (w) underground injection activities and waste disposal, (x) the presence of hazardous substances or NORM, (y) the presence of unknown abandoned oil and gas wells, water wells, sumps, pits, pipelines, and other equipment, and (z) necessary Remediation, and the cost of such Remediation, or any control, assessment, or compliance with respect to any pollution or contamination. As used herein, “Plugging and Abandonment” means all plugging, replugging, abandonment, removal, disposal or restoration associated with the Assets, including, but not limited to, all plugging and abandonment, removal, surface restoration (including, without limitation, wetlands and marsh restoration), site clearance, and disposal of the Wells, well collars, structures and Personal Property located on or associated with the Assets (whether drilled or placed on an Asset prior to, on, or after the Effective Date), the removal and capping of all associated flowlines, the restoration of the surface, site clearance, and any disposal of related waste materials, including, without limitation, NORM and asbestos, all in accordance with all Applicable Laws and the terms and conditions of the Properties and Existing Contracts; provided, however, this definition of Plugging and Abandonment is not intended to preclude Purchaser from raising an Environmental Defect as provided in Article 5.

13.3.2
Subject to the provisions of Section 16.16.1, Purchaser hereby indemnifies and agrees to defend and hold harmless Seller and the Seller Group from and against all Costs based upon, arising out of, in connection with, or relating to (i) any breach of any representation, warranty, covenant, or agreement of Purchaser contained in this Agreement, (ii) Purchaser’s inspection of the Assets prior to the Closing, and (iii) the Assumed Obligations.

13.3.3
Subject to the provisions of Sections 16.16.1 and 16.16.2, Seller hereby indemnifies and agrees to defend and hold harmless Purchaser and the Purchaser Group from and against all Costs based upon, arising out of, in connection with, or relating to (i) any breach of any representation, warranty, covenant, or agreement of Seller contained in this Agreement and (ii) the Retained Obligations. As used herein, “Retained Obligations” means (s) the Excluded Assets; (t) ALL CLAIMS AND LIABILITIES FOR INJURY TO OR DEATH OF ANY PERSON, PERSONS, OR OTHER LIVING THINGS, OR LOSS OR DESTRUCTION OF OR DAMAGE TO PROPERTY AFFECTING OR RELATING TO THE ASSETS RESULTING FROM ANY ACT, OMISSION OR EVENT OCCURRING PRIOR TO THE EFFECTIVE DATE, BUT EXCLUDING ANY SUCH CLAIM OR LIABILITY ARISING UNDER ENVIRONMENTAL LAWS; (u) all obligations of Seller for (1) overhead charges, property expenses and joint interest audits related to periods prior to the Effective Time, (2) costs and expenses incurred prior to the Effective Time for goods and services provided prior to the Effective Time, and (3) other payment obligations that accrue or become due prior to the Effective Time; (v) Seller’s liabilities and obligations with respect to taxes as set forth in Article 15 including interest, fines and penalties with respect to the reporting, payment and accounting for such taxes as set forth in Article 15; (w) royalties and reporting, payment and accounting therefor, and payments owed to third party co-working interest owners in the Assets, with respect to Hydrocarbons produced from the Assets prior to the Effective Time; (x) Interest, fines and penalties with respect to the reporting, payment and accounting for royalties with respect to Hydrocarbons produced from the Assets prior to the Effective Time; (y) the disposal, treatment or recycling prior to the Closing Date by Seller (or by any third party at the express direction of Seller) at any location off the Properties of hazardous materials generated as a result of or in connection with the operation of the Assets; and (z) any criminal fines or sanctions against Seller or any affiliate of Seller imposed at any time arising from the ownership or operation of the Assets prior to the Closing Date.

13.4
Disclaimers. PURCHASER’S OBLIGATIONS UNDER SECTIONS 13.3.1 AND 13.3.2 SHALL APPLY REGARDLESS OF THE FAULT OR NEGLIGENCE (OTHER THAN THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF SELLER, INCLUDING STRICT OR STATUTORY LIABILITY OF SELLER UNDER ANY APPLICABLE LAW. SELLER’S OBLIGATIONS UNDER SECTION 13.3.3 SHALL APPLY REGARDLESS OF THE FAULT OR NEGLIGENCE (OTHER THAN THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF PURCHASER, INCLUDING STRICT OR STATUTORY LIABILITY OF PURCHASER UNDER ANY APPLICABLE LAW.

13.5
Method of Asserting Claims. All claims for indemnification under this Agreement shall be asserted and resolved as follows; provided that the provisions of Sections 13.5 and 13.6 shall be covenants and not conditions to the defense and indemnity obligations to which they apply:

13.5.1
If any claim for which a Party providing indemnification (the “Indemnifying Party”) would be liable to a Party or any of its partners, shareholders, members, officers, directors, employees, agents or representatives entitled to indemnification hereunder (the “Indemnified Party”) is asserted against or sought to be collected by a third person, the Indemnified Party shall promptly notify the Indemnifying Party of such claim, specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim) (the “Claim Notice”). The Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether it disputes its liability to the Indemnified Party hereunder with respect to such claim; and (ii) if it does not dispute such liability, whether it desires, at its sole cost and expense, to defend the Indemnified Party against such claim; provided, however, that the Indemnified Party is hereby authorized, prior to and during the Notice Period, to file any motion, answer, or other pleading, submission or document which it shall deem necessary or appropriate to protect its interests. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it does not dispute such liability and desires to defend against such claim or demand, then, except as hereinafter provided, the Indemnifying Party shall have the right to defend such claim or demand by appropriate proceedings, which proceedings shall be promptly settled or prosecuted to a final conclusion; provided (i) no compromise or settlement thereof or consent to any admission or the entry of any judgment with respect to such claim or demand may be effected by the Indemnifying Party without the Indemnified Party’s written consent unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (and no injunctive or other equitable relief is imposed upon the Indemnified Party) and there is an unconditional provision whereby each plaintiff or claimant in such claim or demand releases the Indemnified Party from all liability with respect thereto and (ii) the Indemnified Party will have no liability with respect to any compromise or settlement thereof effected without its written consent. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its own cost and expense. If the Indemnifying Party disputes its liability with respect to such claim, or elects not to defend such claim, whether by not giving timely notice as provided above or otherwise, the Indemnified Party shall have the right, but not the obligation, to defend against such claim, and the amount of any such claim, or if the same be contested by the Indemnifying Party or by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful, shall be conclusively deemed to be a liability of the Indemnifying Party hereunder.

13.5.2
If the Indemnified Party shall have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted or sought to be collected from it by a third person, the Indemnified Party shall promptly send a Claim Notice with respect to such claim to the Indemnifying Party.

13.6
Payment. Payments under this Article 13 and under any other indemnity provision of this Agreement shall be made as follows: If the Indemnifying Party is required to make any payment hereunder, the Indemnifying Party shall promptly pay the Indemnified Party the amount so determined. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed hereunder, the Indemnifying Party shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. Upon the payment in full of any claim, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any person or other entity with respect to the subject matter of this claim.

13.7
Recording. As soon as practicable after the Closing, Purchaser shall file and record all counterparts of the General Assignment in the appropriate counties and, if necessary, with all relevant Governmental Bodies, and provide Seller, at Purchaser’s expense, with copies of all recorded counterparts of the General Assignment.

13.8
Cooperation and Further Assurances. After the Closing, Seller and Purchaser agree to take such further actions and to execute, acknowledge, and deliver all such further documents as are necessary or useful in carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement, including, but not limited to, the execution of state change of operator forms and other required state regulatory filings. Each Party also agrees to cooperate with each other by providing reasonable information which may be required by the other Party for the purpose of administering the Assets and preparing or reviewing the Post-Closing Adjustment Statement.

14. TERMINATION

14.1	Right of Termination. This Agreement may be terminated at any time at or prior to the Closing only:
14.1.4	by mutual consent of the Parties;
14.1.5
by Seller, at Seller’s option, if any of the conditions applicable to Purchaser set forth above in Article 10 have not been satisfied as provided therein or waived by Seller on or before the Closing Date;

14.1.6
by Purchaser, at Purchaser’s option, if any of the conditions applicable to Seller set forth above in Article 11 have not been satisfied as provided therein or waived by Purchaser on or before the Closing Date; and

14.1.7	by Seller or Purchaser pursuant to the provisions of Section 3.8, if applicable.
14.2
Effect of Termination. If this Agreement is terminated pursuant to Section 14.1 above, this Agreement shall become void and of no further force or effect (except for the provisions of the final sentence of Section 3.1 and Sections 5.2.2, 16.6, 16.7, 16.10, and this Section 14.2, which shall continue in full force and effect). If this Agreement is terminated pursuant to either Section 14.1.1 or Section 14.1.4, neither Party shall have any further liability to the other as the result of such termination. If this Agreement is terminated by Seller pursuant to Section 14.1.2, then Seller shall have the option of retaining the Performance Deposit as liquidated damages pursuant to Section 2.3. If this Agreement is terminated by Purchaser pursuant to Section 14.1.3, then the Performance Deposit shall be returned to Purchaser. Notwithstanding anything to the contrary contained in this Agreement, upon any termination of this Agreement pursuant to Section 14.1, Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any party without any restriction under this Agreement.

14.3
Availability of Specific Performance. Notwithstanding anything in this Agreement to the contrary, the Parties agree that irreparable damage would occur to a Party in the event that any of the obligations, undertakings, covenants or agreements of the other Party were not performed in accordance with their specific terms or were otherwise breached, including the consummation of the Closing. Accordingly, either Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other Party without any bond or other security being required, and to enforce specifically the terms and provisions of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy, this being in addition to any other remedy to which such Party is entitled at law or in equity.

15. TAXES

15.1
Apportionment of Ad Valorem and Property Taxes. All ad valorem taxes, real property taxes, Personal Property taxes, and similar tax obligations (the “Property Taxes”) with respect to the Assets for the tax period in which the Effective Date occurs shall be apportioned, based on the Effective Date, between Seller and Purchaser and, if already paid by Seller, an appropriate increase in the Purchase Price shall be made pursuant to Section 2.4.6. If such Property Taxes are not already paid, but the tax liability is known or can be reasonably estimated, Seller’s portion of such Property Taxes shall be credited to Purchaser’s account pursuant to Section 2.4.12. Purchaser shall pay or cause to be paid to the taxing authorities all Property Taxes of which it has knowledge not already paid relating to the tax period in which the Effective Date occurs and if appropriate adjustments to the Purchase Price pursuant to Section 2.4 were not made at the Closing or in connection with the Post-Closing Adjustment Statement, Purchaser shall invoice Seller (with copies of applicable tax bills and assessments to confirm same) for Seller’s apportioned shares of such Property Taxes, and Seller shall pay the same within thirty (30) days of receipt of said notice. Purchaser shall defend, indemnify, and hold Seller harmless with respect to the payment of such Property Taxes of which Purchaser has knowledge and which Purchaser is obligated to pay to the applicable taxing authorities (including any interest or penalties assessed thereon), provided Seller pays its share (as apportioned hereunder) within thirty (30) days of being properly invoiced (with accompanying documents to support the invoice) by Purchaser. For the tax period in which the Effective Date occurs, Seller agrees (i) to forward immediately to Purchaser copies of all Property Tax reports and returns received by Seller after the Closing and (ii) to provide Purchaser with appropriate information which is necessary for Purchaser to file any required Property Tax reports and returns. For non-operated Properties (except for that portion of those Property Taxes paid by Seller or others attributable to non-operated production burdens as set forth in Section 15.2 below), the Property Taxes will be allocated between Seller and Purchaser upon the receipt of joint interest billings in which such Property Taxes are charged. All tax apportionments determined under this Section 15.1 and Section 15.2 shall be deemed a final settlement of Property Taxes between the Parties. Notwithstanding the foregoing, Seller or Purchaser may contest with the appropriate taxing authority the amount of or liability for any Property Tax apportioned to it pursuant to this Section 15.1. The Party pursuing the contest shall indemnify the other Party from and against all Costs incurred by the other Party in connection with the contest, and upon final settlement or resolution of the contest, the economic burden of the contested tax shall be adjusted among the parties in a manner consistent with the intent of this Section 15.1.

15.2
Taxes Paid for Others. To the extent Purchaser has a right to do so, Purchaser agrees to withhold from future income distributions to royalty owners, overriding royalty interest owners, and other production burden holders as to the Assets amounts sufficient to reimburse Seller for various taxes (e.g., Property Taxes, severance, environmental excise, etc.) paid by Seller on behalf of such interest holders while Seller owned the Assets (which shall include withholdings for co-working interest owners when Seller has paid its taxes and has not previously collected such taxes through joint interest billings). Seller will provide Purchaser with sufficient documentation to allow Purchaser to confirm amounts to be withheld and will indemnify and hold Purchaser harmless from liability for deducting such sums as directed by Seller. Purchaser agrees promptly to forward to Seller such sums which are withheld pursuant to this Section 15.2.

15.3
Sales Taxes. Purchaser shall pay, or cause to be paid, all sales, use, transfer, and similar taxes, if any, resulting from the sale and transfer of the Assets to Purchaser hereunder (including without limitation, all applicable conveyance, transfer and recording fees, and real estate transfer stamps or taxes imposed on the transfer of the Assets pursuant to this Agreement), and shall prepare and file all tax returns required to be filed with respect to such taxes.

15.4
Other Taxes. All production, severance, excise, and other similar taxes that are based upon production of, or income or revenues from, Hydrocarbons attributable to the Assets prior to the Effective Date shall be paid by Seller, and all such taxes relating to such production on or after the Effective Date shall be paid by Purchaser. The Party responsible for payment of such tax shall prepare and file all tax returns required to be filed in respect thereof. This Section 15.4 shall not apply to any tax to the extent specifically otherwise provided elsewhere in this Agreement.

15.5
Cooperation. Each Party shall cooperate with the other Party and provide the other Party with all information in its possession or to which it has access which may be reasonably required by the other Party in connection with the preparation of any tax return relating to the Assets, the audit or examination of any such returns by any tax authority, and the determination of or contest of any tax relating to the Assets. Notwithstanding anything to the contrary in this Agreement, neither Party shall be required at any time to disclose to the other Party any tax returns or other confidential tax information except to the extent required by Applicable Law or court order.

16. MISCELLANEOUS

16.1
Entire Agreement. This Agreement, the Confidentiality Agreement dated January 9, 2014, between Seller and Purchaser (the “Confidentiality Agreement”), the General Assignment, the documents to be executed pursuant to this Agreement, and the attached Exhibits and Schedules constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions of the Parties, whether oral or written, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement except as specifically set forth herein or in documents delivered pursuant hereto. No supplement, amendment, alteration, modification, or waiver of this Agreement shall be binding unless executed in writing by the Parties.

16.2
Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

16.3
Headings. The headings of articles and sections used in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. References herein to articles, sections, exhibits, and schedules are to articles, sections, exhibits, and schedules to this Agreement unless expressly stated otherwise.

16.4
Assignment. Except as otherwise provided in Section 16.18, prior to the Closing, no Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party. Any such assignment made without such consent shall be void, and such purported assignee shall have no rights, directly or indirectly, to enforce the rights of its purported assignor under this Agreement. Except as otherwise provided in this Section 16.4, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors, assigns, and legal representatives. No assignment or designation shall relieve the assigning Party from any obligation hereunder unless expressly so agreed by the other Party.

16.5
No Third Party Beneficiaries. Nothing in this Agreement shall entitle any party other than Purchaser and Seller and their duly authorized successors or assigns (to the extent permitted by Section 16.4 above) to any claim, cause of action, remedy, or right of any kind except as to those rights expressly provided to the Seller Group and Purchaser Group.

16.6
Governing Law. This Agreement, the other documents delivered pursuant hereto, and the legal relations between the Parties shall be governed and construed in accordance with the laws of the State of Oklahoma applicable to agreements made and to be performed wholly within the State of Oklahoma. The validity of the various assignments or conveyances affecting the title to the Assets (and the warranties of title thereunder) shall be governed by and construed in accordance with the laws of the jurisdictions in which the Assets are located.

16.7
Notices. Any notice, communication, request, instruction or other document required or permitted by this Agreement shall be given in writing by certified mail, return receipt requested, postage prepaid, or by prepaid air express, hand delivery, e-mail, or facsimile (except that notice given by facsimile or email shall be effective upon receipt only if received during normal business hours, and if received after normal business hours, such notice shall be deemed given at the commencement of normal business hours on the next business day) as follows:

If to Seller: Chaparral Energy, L.L.C. Attn: David Ketelsleger 701 Cedar Lake Boulevard Oklahoma City, Oklahoma 73114 Telephone: Facsimile: E-mail: David.Ketelsleger@chaparralenergy.com	If to Purchaser: Scout Energy Group I, LP Attn: Jon Piot 14400 Midway Rd. Dallas, Texas 75244 Facsimile: 214-540-8473 E-mail: jpiot@scoutep.com with a copy to:

Justin Jackson
McAfee & Taft A P.C.
10th Floor Two Leadership Square
211 N. Robinson
Oklahoma City, OK 73102
Telephone: (405) 552-2240
Facsimile: (405) 228-7440
E-mail: Justin.jackson@mcafeetaft.com

John T. Mitchell Winstead PC 500 Winstead Building 2728 N. Harwood St. Dallas, Texas 75201 Telephone: (214) 745-5254 Facsimile: (214) 745-5390 E-mail: jtmitchell@winstead.com

16.8
Execution in Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but such counterparts together shall constitute for all purposes one agreement.

16.9
Expenses. Except as otherwise provided in this Agreement, each Party shall be solely responsible for all expenses incurred by it in connection with the transaction contemplated herein (including, without limitation, fees and expenses of its own counsel and accountants) and shall not be entitled to reimbursement therefor from the other Party.

16.10	Confidentiality.
16.10.1
Seller’s and Purchaser’s respective obligations under the Confidentiality Agreement shall terminate upon the Closing. Purchaser agrees that if this Agreement is terminated for any reason whatsoever, Purchaser’s obligations under the Confidentiality Agreement shall continue in accordance with the terms thereof.

16.10.2
After the Closing, Seller agrees not to disclose geological, seismic and other proprietary data related to the Assets, or other information that Seller would treat as confidential if it were the owner of the Assets or any confidential information provided by Purchaser to Seller, and Purchaser agrees not to disclose proprietary or confidential information other than the Records provided by Seller to Purchaser unless (i) the Party to which such confidentiality obligation is owed shall have consented thereto in writing, (ii) disclosure is required pursuant to a court order or by subpoena or similar legal process, or (iii) disclosure is made on advice of its counsel, pursuant to a request by a Governmental Body, pursuant to Applicable Laws, or to comply with the rules and regulations of any stock exchange, or (iv) such information has been previously made public (except as a result of a breach of this Agreement); provided, however, each Party may disclose such information to its representatives, agents, attorneys, consultants, and auditors as needed, but in such event, the relevant Party shall use reasonable efforts to cause such persons to keep such information confidential.

16.11
Exhibits and Schedules. All references in this Agreement to Exhibits shall be deemed to be references to such Exhibits as the same may be amended and supplemented by mutual agreement of the Parties through and as of the Closing, and all such Exhibits, as amended and supplemented, are hereby incorporated into this Agreement by reference.

16.12
Publicity. Prior to making any press or other similar release or public announcements regarding the transactions contemplated by this Agreement, each Party shall consult with the other Party regarding the proposed contents thereof, but no approval thereof shall be required.

16.13
Use of Seller’s Names. Purchaser agrees to use reasonable efforts, as soon as practicable after the Closing, but in any case no later than one hundred eighty (180) days after the Closing, to remove or cause to be removed from the Assets, to the extent it has knowledge of the existence of same, all names and marks used by Seller and all variations and derivatives thereof and logos relating thereto, and will not thereafter make any commercial use of such names, marks and logos.

16
Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the contemplated transactions is not affected in any material adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the contemplated transactions are fulfilled to the extent possible.

16
Affiliate. For purposes of this Agreement, the term “Affiliate” (whether capitalized or not) shall mean, when used with respect to a person or entity, any other person or entity (i) which directly or indirectly (through one or more intermediaries) controls, or is controlled by, or is under common control with, such first mentioned person or entity, or (ii) which beneficially owns, holds, or controls fifty percent (50%) or more of the interest of such first mentioned person or entity. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person or entity, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

16.16	Survival; Certain Limitations.
16.16.1
The representations and warranties of Seller contained in (i) Sections 6.2.1, 6.2.2, 6.2.3 and 6.2.4 (the “Fundamental Representations”) shall survive the Closing until barred by the applicable statutes of limitations, (ii) Section 6.2.5 shall survive until the expiration of the applicable statute of limitations for assessment of the applicable tax, and (iii) Sections 6.2.6, 6.2.7, 6.2.8, 6.2.9, 6.2.10, 6.2.11, 6.2.12, 6.2.13, 6.2.14, 6.2.15 and 6.2.16 shall survive the Closing for a period of twelve (12) months. Except as otherwise provided in the preceding sentence, all other representations and warranties of Seller under this Agreement shall not survive the Closing. The representations and warranties of Purchaser contained in (1) Sections 7.1.1, 7.1.2, 7.1.3 and 7.1.4 shall survive the Closing until barred by the applicable statutes of limitations and (2) Sections 7.1.5, 7.1.6, 7.1.7, 7.1.8 and 7.1.9 shall survive the Closing for a period of twelve (12) months. The respective covenants of the Parties under this Agreement (x) to be performed at or prior to the Closing shall expire and be of no further force or effect after the Closing, and (y) to be performed after the Closing shall survive the Closing until barred by the applicable statutes of limitations (for this purpose, nothing contained in Article 6 or 7 shall be deemed to be a covenant); provided, however, Seller shall not have any liability for indemnification claims first made after twelve (12) months after the Closing for Costs arising out of the items set forth in clauses 13.3.3(u), (w) and (x).

16.16.2
In no event shall Seller have or incur any liability to Purchaser for any Costs incurred by Purchaser arising from a breach of a representation or warranty of Seller that is not a Fundamental Representation: (i) for any individual claim for Costs that does not exceed $50,000.00 (the “Individual Threshold”); (ii) until Purchaser has suffered Costs in the aggregate in excess of an amount equal to three percent (3%) of the Purchase Price (the “Aggregate Indemnity Deductible”), after which point Seller will be obligated only to indemnify Purchaser from and against further Costs in excess of the Aggregate Indemnity Deductible; and (iii) in the aggregate in excess of twenty percent (20%) of the Purchase Price; provided that neither the Individual Threshold, Aggregate Indemnity Deductible nor the limitation set forth in 16.16.2(iii) will apply to any Costs incurred in connection with any Retained Obligations.

16.16.3
For purposes of calculating a Title Defect Adjustment or Environmental Defect Adjustment, the Individual Title Defect Threshold and Individual Environmental Defect Threshold will only apply to determine whether a proposed defect constitutes a Title Defect or Environmental Defect, respectively, and once a proposed defect is deemed a Title Defect or Environmental Defect, the full amount of the Title Defect or Environmental Defect will apply for purposes of a Title Defect Adjustment or Environmental Defect Adjustment, respectively.

16.2
Attorney’s Fees. Any Party successfully pursuing a claim for the enforcement of any provision of this Agreement, including, without limitation, agreements of indemnity contained herein or any of the documents to be delivered pursuant hereto, shall be entitled to recover from the unsuccessful Party reasonable attorneys’ fees, court costs, and other expenses incurred by the successful Party in such action.

16.2
Certain Limitations. SELLER AND PURCHASER AGREE THAT, EXCEPT FOR THE LIQUIDATED DAMAGES SPECIFICALLY PROVIDED FOR IN SECTION 2.3, THE RECOVERY BY EITHER PARTY OF ANY DAMAGES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH BY THE OTHER PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS OR OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED BY THE NONBREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER AND IN NO EVENT SHALL THE BREACHING PARTY BE LIABLE TO THE NONBREACHING PARTY FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES, BUSINESS INTERRUPTION OR LOST OR DELAYED PRODUCTION) SUFFERED OR INCURRED BY THE NONBREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER. For purposes of the foregoing, actual damages may, however, include indirect, consequential, special, exemplary or punitive damages to the extent (i) the injuries or losses resulting in or giving rise to such damages are incurred or suffered by a person which is not Seller or Purchaser, as applicable, or its Affiliates and (ii) such damages are recovered against Seller or Purchaser, as applicable, by a person which is not Seller or Purchaser, as applicable, or its Affiliates. This Section 16.18 shall operate only to limit a Party’s liability and shall not operate to increase or expand any contractual obligation of a party hereunder or cause any contractual obligation of a party hereunder to survive longer than provided in Section 16.16.

16.2
Exchange. Seller shall have the right to utilize all or part of the Assets as part of a tax deferred exchange pursuant to Section 1031 of the IRC and applicable state and local tax laws. In connection with an exchange, and notwithstanding the terms of Section 16.4, all or part of Seller’s rights under this Agreement may be assigned, without the need for Purchaser’s consent, to an intermediary, escrow agent, trustee, or other exchange accommodation party, provided that such assignment shall not relieve Seller of its obligations to Purchaser hereunder. Purchaser shall cooperate with Seller in effecting such an exchange, including, without limitation, the execution of escrow instructions and other instruments, provided that: (i) the acquisition and exchange of any exchange property shall not impose upon Purchaser any additional financial obligation other than as set out in this Agreement; (ii) Purchaser shall have no obligation to become a holder of record title to any exchange property; (iii) Seller shall indemnify and hold Purchaser harmless from any and all Costs which Purchaser incurs or to which Purchaser may be exposed as a result of Purchaser’s participation in the contemplated exchange, including reasonable attorneys’ fees and costs of defense; (iv) the Closing shall not be delayed or affected by reason of such exchange nor shall the consummation or accomplishment of such exchange be a condition precedent or condition subsequent to Seller’s obligations under this Agreement; (v) Purchaser shall not, by this Agreement or acquiescence to such exchange, have its rights under this Agreement affected or diminished in any manner; and (vi) Purchaser shall not, by this Agreement or acquiescence to such exchange, be responsible for compliance with or deemed to have warranted to Seller that such exchange in fact complies with Section 1031 of the IRC or any state or local tax law. If any exchange contemplated by Seller should fail to occur, for whatever reason, the sale of the Assets shall nonetheless be consummated as provided herein.

IN WITNESS WHEREOF, Purchaser and Seller have executed and delivered this Agreement as of the date first written above but effective as of the Effective Date.
SELLER:

Chaparral Energy, L.L.C.,
an Oklahoma limited liability company

By:        /s/ K. Earl Reynolds
Name:    K. Earl Reynolds
Title:    President and C.O.O.

PURCHASER:

Scout Energy Group, I, LP
By: Scout Energy Group I GP, LLC,
its General Partner

By:     /s/ Jon C. Pilot
Name:    Jon C. Pilot
Title:    Managing Director

DALLAS_1/6255419v.4
52914-13 03/14/2014